SHARE PURCHASE AGREEMENT

               dated as of June 30, 1993



                         among




         UNIONAMERICA ACQUISITION COMPANY LTD.,
     an English private company limited by shares,



              UNIONAMERICA HOLDINGS LTD.,
     an English private company limited by shares,


                          and



              THE CONTINENTAL CORPORATION,
                 a New York corporation





                   TABLE OF CONTENTS

                                                    Page

                       ARTICLE I

        PURCHASE AND SALE OF SHARES; EXCHANGE OF
     BUYER SHARES

       SECTION 1.1.  Purchase and Sale of Shares . .   1
       SECTION 1.2.  Exchange of Buyer Shares for A
               Senior Preference Shares. . . . . . .   2

                       ARTICLE II

                        CLOSING

       SECTION 2.1.  Closing . . . . . . . . . . . .   3
       SECTION 2.2.  Documents to be Delivered . . .   3

                      ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF SELLER

       SECTION 3.1.  Corporate Existence . . . . . .   8
       SECTION 3.2.  Authorization; Enforcement. . .   8
       SECTION 3.3.  Consents and Approvals. . . . .   9
       SECTION 3.4.  No Conflicts. . . . . . . . . .   9
       SECTION 3.5.  Capital Structure . . . . . . .  10
       SECTION 3.6.  Subsidiaries. . . . . . . . . .  10
       SECTION 3.7.  Company Documents . . . . . . .  10
       SECTION 3.8.  Financial Statements. . . . . .  11
       SECTION 3.9.  Annual Statements . . . . . . .  12
       SECTION 3.10. Absence of Certain Changes or
               Events. . . . . . . . . . . . . . . .  13
       SECTION 3.11. Contracts . . . . . . . . . . .  14
       SECTION 3.12. Litigation. . . . . . . . . . .  17
       SECTION 3.13. Liabilities and Reserves. . . .  17
       SECTION 3.14. Taxation. . . . . . . . . . . .  18
       SECTION 3.15. Assets.  . . . . . . . . . .     27
       SECTION 3.16. Compliance with Laws, etc.  .    28
       SECTION 3.17. Insurance for Company's
		Operations .  .  .  .  .  .  .  .  .  28
       SECTION 3.18. Insurance Business . . . . .     29
       SECTION 3.19. Reinsurance. . . . . . . . .     29
       SECTION 3.20. Service Marks, Trademarks,
          Intellectual Property, etc.. . . . . . . .  30
       SECTION 3.21. Employee Benefit Plans . . .     31
       SECTION 3.22. Directors, Officers and
               Employees . . . . . . . . . . . . . .  33
       SECTION 3.23.  Banks, Brokerage Accounts and
                    Powers of Attorney . . . . . . .  33
       SECTION 3.24.  Brokers and Finders, etc.. . .  34
       SECTION 3.25.  Securities . . . . . . . . . .  34
       SECTION 3.26.  Contribution . . . . . . . . .  34
       SECTION 3.27.  Unionamerica Reorganization  .  34
       SECTION 3.28.  Termination of Certain Affiliate
                    Contracts. . . . . . . . . . . .  34
       SECTION 3.29.  Full Disclosure. . . . . . . .  34
       SECTION 3.30.  No Representation as to
               Insurance or Reinsurance Reserves. . . 34

                       ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF BUYER
       AND PARENT

        SECTION 4.1.  Corporate Existence. . . . .    35
        SECTION 4.2.  Authorization; Enforcement . .  35
        SECTION 4.3.  Consents and Approvals . . . .  35
        SECTION 4.4.  No Conflicts . . . . . . . .  . 36
        SECTION 4.5.  Capital Structure . . . . . . . 36
        SECTION 4.6.  Brokers and Finders, etc. . . . 37
        SECTION 4.7.  Available Funds . . . . . . . . 37
        SECTION 4.8.  Securities. . . . . . . . . . . 37
        SECTION 4.9.  Full Disclosure . . . . . . . . 37

                       ARTICLE V

                       COVENANTS

        SECTION 5.1.  Operations in the Ordinary
               Course. . . . . . . . . . . . . . . .  37
        SECTION 5.2.  Restrictions. . . . . . . . . . 38
        SECTION 5.3.  Related Matters. . . . . . .  . 40
        SECTION 5.4.  Access to Information. . . .  . 41
        SECTION 5.5.  Termination of Certain Affiliate
                      Agreements . . . . . . . . . .  42
        SECTION 5.6.  No Solicitation . . . . . . . . 42
        SECTION 5.7.  Financing . . . . . . . . . . . 43
        SECTION 5.8.  Filings and Authorizations. . . 43

                       ARTICLE VI

                  CONDITIONS PRECEDENT

        SECTION 6.1.  Conditions to Buyer's and
               Parent's Obligations. . . . . . . . .  43
        SECTION 6.2.  Conditions to Seller's
               Obligations . . . . . . . . . . . . .  45

                      ARTICLE VII

                   FURTHER AGREEMENTS

        SECTION 7.1.  Pension Agreement . . . . . . . 45
        SECTION 7.2.  Non-Competition . . . . . . . . 50
        SECTION 7.3.  Public Announcements . . . .  . 50
        SECTION 7.4.  Expenses. . . . . . . . . . . . 51
        SECTION 7.5.  D & O Insurance.. . . . . . . . 51
        SECTION 7.6.  Seller's Covenants Regarding
               Senior  Preference Shares.. . . . . .  52
        SECTION 7.7.  Use of Certain Names. . . . . . 52
        SECTION 7.8.  Further Assurances. . . . . . . 53
        SECTION 7.9.  Books and Records . . . . . . . 53
        SECTION 7.10. Amendments of Schedules . . . . 53

                      ARTICLE VIII

                    INDEMNIFICATION

        SECTION 8.1.  Survival of Representations,
		etc.  .  .  .  .  .  .  .  .  .  .  . 54
        SECTION 8.2.  Indemnification . . . . . . . . 54
        SECTION 8.3.  Indemnification Procedures. . . 58
        SECTION 8.4.  LUC Indemnification . . . . . . 60
        SECTION 8.5.  Indemnification Payments. . . . 69

                       ARTICLE IX

                     MISCELLANEOUS

        SECTION 9.1.  Termination . . . . . . . . . . 70
        SECTION 9.2.  Effect of Termination . . . . . 70
        SECTION 9.3.  Consent to Jurisdiction and
               Service of Process . . . . . . . . . . 71
        SECTION 9.4.  Notices . . . . . . . . . . . . 71
        SECTION 9.5.  Entire Agreement; No Third Party
                      Beneficiaries. . . . . . . . .  73
        SECTION 9.6.  Waivers and Amendments; Non-
               Contractual  Remedies; Preservation
               of Remedies . . . . . . . . . . . . .  74
        SECTION 9.7.  Payments and Currency . . . . . 74
        SECTION 9.8.  Binding Effect; No Assignment . 75
        SECTION 9.9.  Severability. . . . . . . . . . 75
        SECTION 9.10. Counterparts. . . . . . . . . . 75
        SECTION 9.11. Interpretation. . . . . . . . . 75
        SECTION 9.12. Governing Law . . . . . . . . . 76
        SECTION 9.13. Waiver of Jury Trial. . . . .   76


        Exhibit A         Form of Contingent Payment
                              Agreement between Parent and
                              Seller
        Exhibit B         Terms of Senior Preference Shares
        Exhibit C         Form of Tax Indemnification
                              Agreement between Seller and
                              Buyer
        Exhibit D         Form of Senior Preference Share
                              Support Agreement between
                              Parent and Seller
        Exhibit E         Form of Run-Off and Accounting
                              Services Agreement between
                              CRC(UK) and the Company
        Exhibit F         Form of Assignment of
                              Trademarks between Seller and
                              the Company
        Exhibit G         Form of Greenwich View Transfer
                              Documents between Company and
                              Lombard
        Exhibit H         Form of 77 Gracechurch Street
                              Agreement between CIH (Europe)
                              and the Company
        Exhibit I         Form of 85 Gracechurch Street
                              License between UA Management
                              and the Company
        Exhibit J         Form of 85 Gracechurch Street
                              Agreement between UA
                              Management and the Company
        Exhibit K         Form of Information Technology
                              Services Agreement between UA
                              Management and the Company
        Exhibit L         Form of Opinion of Debevoise &
                              Plimpton
        Exhibit M         Form of Opinion of Lovell White
                              Durrant
        Exhibit N         Form of Opinion of Freshfields
        Exhibit O         Form of Opinion of LeBoeuf,
                              Lamb, Leiby & MacRae

			     SCHEDULES


        Schedule 2.2      Resigning Directors and
                               Officers
        Schedule 3.6      Subsidiaries, Joint Ventures, etc.
        Schedule 3.8(b)   Financial Statements
        Schedule 3.8(c)   Changes in Investment Portfolio
        Schedule 3.9      Annual Statements
        Schedule 3.10     Certain Changes or Events
                          Since the Balance Sheet Date
        Schedule 3.11     Contracts
        Schedule 3.12     Litigation
        Schedule 3.13(a)  Balance Sheet - Additional
                               Matters
        Schedule 3.13(d)  KPMG Report Information
        Schedule 3.14     Tax Matters
        Schedule 3.15(a)(1) Investments
        Schedule 3.15(a)(2) Transactions Affecting
                               Company's Investment Portfolio
        Schedule 3.15(c)    Other Property
        Schedule 3.16       Compliance with Laws
        Schedule 3.17       Insurance
        Schedule 3.19       Reinsurance
        Schedule 3.20(a)(1) Service Marks, Trademarks,
                               Intellectual Property
        Schedule 3.20(a)(2) Software Matters
        Schedule 3.21       Employee Benefit Plans
        Schedule 3.22       Key Employees
        Schedule 3.23       Banks, Brokerage Accounts and
                               Powers of Attorney
        Schedule 3.24       Brokers and Finders
        Schedule 5.5        Terminating Affiliate Contracts
        Schedule 7.1        Actuary's Letter
        Schedule 7.8(b)     Accounting Treatment

    				 DEFINITIONS


     Defined Term                            Section No.


     1992 Company Financials                  3.14(b)(1)

     77 Gracechurch Street Agreement           2.2(e)(8)

     85 Gracechurch Street Agreement          2.2(e)(10)

     85 Gracechurch Street License             2.2(e)(9)

     A Senior Preference Shares                      1.2

     Accommodation                          8.4(a)(1)(B)

     Accord                                   3.11(a)(8)

     Actuary's Letter                          7.1(a)(2)

     Affiliate                                2.2(e)(16)

     Agency Contracts                        3.11(a)(12)

     Annual Statements                            3.9(a)

     Assignment of Trademarks                  2.2(e)(6)

     B Senior Preference Shares                      4.5

     Balance Sheet Date                        3.8(a)(1)

     Business Days                             1.1(b)(1)

     Buyer                                      Preamble

     Buyer Shares                              1.1(b)(2)

     Buyer's Actuary                           7.1(a)(5)

     Buyer's Scheme                            7.1(a)(6)

     Buyer Tax Benefit                         8.2(b)(1)

     Cash Consideration                        1.1(b)(1)

     CIH (Europe)                              2.2(e)(8)

     Closing                                         2.1

     Closing Date                                    2.1

     Commitment Date                                 5.7

     Company                                    Preamble

     Company Balance Sheet                     3.8(a)(1)

     Company Financials                        3.8(a)(1)

     Companies Act                                3.7(a)

     Confidential Information                        5.4

     Confidentiality Agreement                       5.4

     Consents                                        3.3

     Contingent Payment Agreement                 1.1(d)

     Contract                                    3.11(a)

     CRC(UK)                                   2.2(e)(5)

     Damages                                      8.2(a)

     Development Agreement            8.4(a)(2)(A)(i)(I)

     Employee                                    3.10(c)

     Employee Benefit Plans                      3.10(c)

     Event                                    3.14(a)(1)

     Exchange Act                             2.2(e)(15)

     Excess Space                   8.4(a)(2)(A)(ii)(II)

     Governmental Authority                          3.3

     Greenwich View Transfer Documents         2.2(e)(7)

     Group Relief                             3.14(a)(2)

     IRC                                      3.14(b)(6)

     IT Services Agreement                    2.2(e)(10)

     Indemnified Person                           8.3(a)

     Indemnifying Person                          8.3(a)

     Information                               8.4(e)(1)

     Initial Due Diligence Period                    5.4

     Insurance Arrangements                       3.4(b)

     Insurance Companies Act                      3.9(a)

     Intellectual Property Right                 3.20(a)

     Interest                                  7.1(a)(3)

     Interim Period                            7.1(a)(7)

     Intervening Event                           7.10(a)

     Investment Policies                          3.8(c)

     Investment Proposal                             5.6

     Investments                              3.15(a)(1)

     Key Employee                                3.22(a)

     KPMG Report                                 3.13(d)

     Liens                                        1.1(a)

     Litigation                                  3.12(a)

     Lombard                                   2.2(e)(7)

     LUC                                    8.4(a)(1)(B)

     LUC Benefits                              8.4(a)(1)

     LUC Liabilities                           8.4(a)(2)

     Material Adverse Effect                      3.4(b)

     Material Properties                         3.15(c)

     MBL                                    8.4(a)(1)(A)

     Parent                                     Preamble

     Payment Date                              7.1(a)(4)

     Pension Transfer Date                     7.1(a)(7)

     Permit                                         3.18

     Person                                          3.5

     Purchase Price                               1.1(b)

     Reinsurance Agreement                          3.19

     Reinsurance Provider                      8.2(a)(4)

     Relevant Employees                        7.1(a)(8)

     Relief                                   3.14(a)(3)

     Return                                   3.14(b)(3)

     Run-Off Agreement                         2.2(e)(5)

     Scheduled Contract                          3.11(a)

     Scheduled Investments                    3.15(a)(1)

     Securities Act                                 3.25

     Seller                                     Preamble

     Seller's Actuary                         7.1(a)(11)

     Seller Tax Benefit                        8.2(d)(1)

     Senior Preference Shares                        4.5

     Shareholders Agreement          8.4(a)(2)(A)(ii)(I)

     Shares                                     Preamble

     State                                           3.3

     Support Agreement                         2.2(e)(4)

     Tax                                      3.14(a)(4)

     Tax Authority                            3.14(a)(5)

     Tax Clearance                            3.14(b)(4)

     Tax Indemnification Agreement             2.2(e)(3)

     Taxes Act                                3.14(a)(6)

     this Agreement                             Preamble

     to the knowledge of Seller                     9.11

     Transaction Documents                        2.2(h)

     Transfer Amount                           7.1(a)(1)

     Transferring Employees                    7.1(a)(9)

     UA Management                             2.2(e)(9)

     UK Accounting Standards                     3.13(a)

     Unaudited Financials                      3.8(a)(2)

     Unionamerica Business                           7.2

     Unionamerica Reorganization                    3.27

     Unionamerica Scheme                      7.1(a)(10)

     VAT                                      3.14(a)(7)

     VAT Legislation                          3.14(a)(8)


	SHARE PURCHASE AGREEMENT, dated as of June 30, 1993 ("this
	Agreement"), among UNIONAMERICA	ACQUISITION COMPANY LTD., an English
	private company	limited by shares ("Buyer"), UNIONAMERICA HOLDINGS
        LTD., an English private company limited by shares ("Parent"), and THE CONTINENTAL CORPORATION, a New York corporation ("Seller").

                  W I T N E S S E T H:

               WHEREAS, Seller owns beneficially 40,700,000 ordinary shares
	of US $1 each of UNIONAMERICA INSURANCE COMPANY LIMITED, an English
	private	company limited by shares (the "Company"), constituting all
	of the issued or allotted share capital of the Company (the "Shares"), which Shares are represented by share warrants to bearer of the Company;

               WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, on the terms and subject to the conditions set forth herein;
     and

               WHEREAS, Parent owns beneficially all of the issued share capital of Buyer and desires that Buyer purchase the Shares from Seller, on the terms and subject to the conditions set forth herein.

               NOW, THEREFORE, in consideration of the
     premises and representations, warranties and agreements herein contained, the parties agree as follows:

                       ARTICLE I

               PURCHASE AND SALE OF SHARES; EXCHANGE OF	BUYER SHARES

               SECTION 1.1.  Purchase and Sale of Shares.

               (a)  On the terms and subject to the
     conditions set forth herein, Seller agrees to sell and transfer, and Buyer agrees to purchase, at the Closing, the Shares (represented by share warrants to bearer), free from all liens, pledges, mortgages, security interests, leases, charges, options, rights of first refusal, easements, servitudes, encumbrances, equities, claims or other third party rights (including rights of pre-emption), restrictions or limitations, in each case of any nature whatsoever (collectively, "Liens"), together with all rights which now are, or at any time hereafter may become, attached to the Shares (including the right to receive all dividends and other distributions declared, made or paid after the date hereof).

               (b) As consideration for the purchase of the Shares and for Seller's agreements set forth in Section 7.2, at the Closing, Buyer shall pay to Seller an aggregate purchase price of One Hundred Ten Million United States Dollars
     (US $110,000,000), subject to adjustment as provided in
     Section 1.1(c) (as so adjusted, the "Purchase Price"), consisting of cash and securities as follows: (1) cash in the amount of Ninety-Five Million United States Dollars (US $95,000,000), subject to adjustment as provided in Section 1.1(c) (as so adjusted, the "Cash Consideration"), payable by wire transfer in immediately available funds to an account that Seller shall designate in writing to Buyer no less than five (5) "Business Days" (which, for purposes of this Agreement, means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London, England are required or authorized by law to be closed) prior to the Closing Date; and (2) 15,000,000 ordinary shares of US $1 each of Buyer (the "Buyer Shares") (represented by share warrants to bearer), free from all Liens (other than Liens which may be required by lenders to Buyer or Parent in connection with financing for this transaction), together with all rights which now are, or at any time hereafter may become, attached to the Buyer Shares (including the right to receive all dividends and other distributions declared, made or paid after the date hereof).

               (c)  The Purchase Price shall be subject to
     adjustment as provided in this paragraph (c):

                    (1)  if the Closing occurs before August
               31, 1993, then the amount of cash payable pursuant to
               Section 1.1(b)(1) shall be reduced by an amount equal to the product of (A) US $110,000,000 multiplied by (B) a fraction, the numerator of which is the number of calendar days from (but excluding) the Closing Date to (and including) August 31, 1993 and the denominator of which is 365, multiplied by (C) 6.75%;

                    (2)  if the Closing occurs after August
               31, 1993, then the amount of cash payable pursuant to
               Section 1.1(b)(1) shall be increased by an amount equal to the product of (A) US $110,000,000 multiplied by (B) a fraction, the numerator of which is the number of calendar days from (but excluding) August 31, 1993 to (and including) the Closing Date and the denominator of which is 365, multiplied by (C) 6.75%; and

                    (3)  if the Closing occurs on August 31,
               1993, then the Purchase Price shall not be adjusted.

               (d)  In addition to the Purchase Price,
     following the Closing, Parent shall pay to Seller the payment(s) (if any) to the extent required by, and on the terms and subject to the conditions set forth in, the Contingent Payment Agreement between Parent and Seller, substantially in the form of Exhibit A (the "Contingent Payment Agreement").

               SECTION 1.2.  Exchange of Buyer Shares for A
     Senior Preference Shares. On the terms and subject to the conditions contained herein, at the Closing, Parent agrees to allot and issue to Seller (or its nominee) 15,000,000 A Senior Preference Shares of US $1 each of Parent, having the terms set forth in Exhibit B (the "A Senior Preference Shares") (and deliver to Seller (or its nominee) the relative share certificate(s) in the name of Seller (or its nominee)), free from all Liens, together with all rights which now are, or at any time hereafter may become, attached to such A Senior Preference Shares (including the right to receive all dividends and other distributions declared, made or paid after the Closing Date), in exchange for all of the Buyer Shares allotted and issued to Seller (as represented by share warrants to bearer) pursuant to Section 1.1(b)(2); and Seller agrees to exchange immediately the Buyer Shares (as represented by share warrants to bearer), free from all Liens (except as provided in Section 1.1(b)) and together with all rights which now are, or at any time hereafter may become, attached to the Buyer Shares (including the right to receive all dividends and other distributions declared, made or paid after the date hereof) for the A Senior Preference Shares.

                       ARTICLE II

                        CLOSING

               SECTION 2.1.  Closing.  The Closing of the
     transactions contemplated herein shall take place at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction of the conditions set forth in Article VI (or waiver thereof, to the extent permitted by the terms of this Agreement), at the offices of Freshfields, 65 Fleet Street, London EC4Y 1HS, England, or at such other time and place as the parties may mutually determine in writing (the "Closing"). The actual date on which the Closing shall occur is referred to herein as the "Closing Date".

               SECTION 2.2.  Documents to be Delivered.  To
     effect the transactions referred to in Article I, Buyer, Parent and Seller shall, at the Closing, deliver the following:

               (a) The Shares. Seller shall deliver to Buyer the share warrants to bearer in respect of all the Shares.

               (b)  The Cash Consideration.  Buyer shall
     deliver to Seller the Cash Consideration pursuant to Section
     1.1.

               (c) The Buyer Shares. Buyer shall allot and issue to Seller the Buyer Shares (and deliver to Seller the share warrants to bearer in respect thereof), for immediate exchange pursuant to Section 1.2.

               (d)  The A Senior Preference Shares.  In
     exchange for the sale and transfer to it by Seller of all of the Buyer Shares, Parent shall allot and issue to Seller (or its nominee) the A Senior Preference Shares (and deliver to
     Seller (or its nominee) the relative share certificate(s) in the name of Seller (or its nominee)) pursuant to Section 1.2.

               (e) Seller's Documents. Seller shall deliver or cause to be delivered to Buyer (or to any Person (as defined in Section 3.5) whom Buyer may designate):

                    (1)  confirmation and/or evidence, in a
               form reasonably satisfactory to Buyer, of the fulfillment of the conditions specified in Section 6.1;

                    (2)  a counterpart original of the
               Contingent Payment Agreement, duly executed by Seller;

                    (3)  a counterpart original of the Tax
               Indemnification Agreement, substantially in the form of Exhibit C (the "Tax Indemnification Agreement"), duly executed by Seller;

                    (4)  a counterpart original of the Senior
               Preference Share Support Agreement, substantially in the form of Exhibit D (the "Support Agreement"), duly executed by Seller;

                    (5)  a counterpart original of the Run-Off
               and Accounting Services Agreement, substantially in the form of Exhibit E (the "Run-Off Agreement"), duly executed by Continental Reinsurance Corporation
               (UK) Limited ("CRC(UK)") and the Company;

                    (6)  a counterpart original of the
               Assignment of Trademarks, substantially in the form of Exhibit F (the "Assignment of Trademarks"), duly executed by Seller and the Company;

                    (7)  a counterpart original of (i) the
               transfer, (ii) the assignment of certain contractual rights and (iii) the covenant by Lombard Continental
               Insurance plc ("Lombard") with the property's management company, in each case relating to the transfer to Lombard (or its designee) of the Greenwich
               View Place property, substantially in the form of Exhibit G (the "Greenwich View Transfer Documents"), duly executed by Lombard and the Company;

                    (8)  a counterpart original of the
               agreement for lease relating to the office space currently occupied by the Company located at 77 Gracechurch Street, London, England, substantially in the form of Exhibit H (the "77 Gracechurch Street Agreement"), duly executed by The Continental Insurance Holdings (Europe) Limited ("CIH (Europe)") as lessor, and the Company, as lessee;

                    (9)  a counterpart original of the license
               relating to the office space currently occupied by the Company located at 85 Gracechurch Street, London,
               England, substantially in the form of Exhibit I (the "85 Gracechurch Street License"), duly executed by Unionamerica Management Company Limited ("UA
               Management"), as licensor, and the Company, as licensee;

                    (10)  a counterpart original of the
               agreement for the sale and purchase of the basement premises of 85 Gracechurch, London, England, substantially in the form of Exhibit J (the "85
               Gracechurch Street Agreement"), duly executed by UA Management and the Company;

                    (11)  a counterpart original of the
               Information Technology Services Agreement, substantially in the form of Exhibit K (the "IT Services Agreement"), duly executed by UA Management and the Company;

                    (12)  the Certificate of Incorporation, a
               true, complete and correct copy of the Memorandum and Articles of Association, the Common Seal, all minute books, Share Registers and Share Certificate Books (with any unissued share certificates) and other statutory books (which shall be written-up to (but not including) the Closing Date) of the Company;

                    (13)  all such documents (including any
               powers of attorney under which any document required to be delivered under this Section 2.2 has been executed and any necessary waivers or consents of Seller and/or any of its Affiliates (as defined below)) as may be reasonably required (if any) to enable Buyer and/or its nominee to be the holder(s) of the Shares (as represented by the share warrants to bearer) and to permit each of Seller and/or such Affiliates to consummate the transactions contemplated by this Agreement;

                    (14)  a letter of resignation in the form of
               the agreed draft, duly executed as a Deed, by each of the directors and officers of the Company listed on
               Schedule 2.2;

                    (15)  copies of the minutes (certified by a
               duly appointed officer to be true, complete and correct) of meetings of the Boards of Directors of:

                         (A)  the Company, authorizing
                    the execution and delivery of, and the
                    performance by the Company of its obligations under, the Run-Off Agreement, the Assignment of Trademarks, the Greenwich View Transfer Documents, the 77 Gracechurch Street Agreement, the 85 Gracechurch Street License, the 85 Gracechurch Street Agreement, and the IT Services Agreement;

                         (B)  Seller, authorizing the
                    execution and delivery of, and the performance by Seller of its obligations under, this Agreement, the Contingent Payment Agreement, the Tax Indemnification Agreement, the Support Agreement, the Assignment of Trademarks and the Greenwich View Transfer Documents;

                         (C)  CRC(UK), authorizing the
                    execution and delivery of, and the performance by CRC(UK) of its obligations under, the Run-
                    Off Agreement;

                         (D)  Lombard, authorizing the
                    execution and delivery of, and the performance by Lombard of its obligations under, the Greenwich View Transfer Documents;

                         (E)  CIH (Europe), authorizing
                    the execution and delivery of, and the
                    performance by CIH (Europe) of its obligations under, the 77 Gracechurch Street Agreement;
                    and

                         (F) UA Management, authorizing the execution and delivery of, and the performance by UA Management of its obligations under, the 85 Gracechurch Street License, the 85 Gracechurch Street Agreement, and the IT Services Agreement; and

                    (16)  all documentation, duly executed by
               Seller and/or its applicable Affiliates and in form and substance reasonably satisfactory to Buyer, evidencing the termination of the Contracts (as defined in Section 3.11(a)) listed on Schedule 5.5. As used in this Agreement, "Affiliate" has the meaning ascribed to such term in Rule 12b-2 under the United States Securities Exchange Act of 1934, as amended (the "Exchange
               Act").

               (f) Buyer's Documents. Buyer shall deliver or cause to be delivered to Seller (or to any Person whom Seller may designate):

                    (1)  confirmation and/or evidence, in a
               form reasonably satisfactory to Seller, of the fulfillment of the conditions specified in Section 6.2;

                    (2)  a counterpart original of the
               Contingent Payment Agreement, duly executed by Parent;

                    (3)  a counterpart original of the Tax
               Indemnification Agreement, duly executed by Buyer;

                    (4)  a counterpart original of the Support
               Agreement, duly executed by Parent;

                    (5)  copies of the minutes (certified by a
               duly appointed officer to be true, complete and correct) of meetings of the Boards of Directors of:

                         (A)  Buyer, authorizing (i) the
                    execution and delivery of, and the performance by Buyer of its obligations under, this Agreement and the Tax Indemnification
                    Agreement and (ii) the issuance of the Buyer
                    Shares; and

                         (B)  Parent, authorizing (i) the
                    execution and delivery of, and the performance by Parent of its obligations under, this Agreement, the Contingent Payment Agreement and the Support Agreement and (ii) the issuance of the Senior Preference Shares (as defined in Section 4.5);

                    (6)  a certificate, dated the Closing
               Date, of the Secretary of Buyer attaching a true, complete and correct copy of the Memorandum and Articles of Association of Buyer;

                    (7)  a certificate, dated the Closing Date,
               of the Secretary of Parent attaching a true, complete and correct copy of the Memorandum and Articles of Association of Parent (containing the terms of the A Senior Preference Shares and the B Senior Preference Shares (as defined in Section 4.5) set forth in Exhibit
               B); and

                    (8)  all such documents (including any
               powers of attorney under which any document required to be delivered under this Section 2.2 has been executed and any necessary waivers or consents of Buyer and/or Parent) as may be reasonably required (if any) to enable Seller (or its nominee) to be the holder of the Buyer Shares and the A Senior Preference
               Shares and to permit each of Buyer and Parent to consummate the transactions contemplated by this Agreement.

               (g) Closing Documents. Seller, Buyer and Parent shall each deliver all documents required to be delivered pursuant to Sections 6.1 and 6.2.

               (h)  Satisfaction with Documents.  All
     Transaction Documents executed and delivered by Buyer and/or Parent shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller. All Transaction Documents executed and delivered by Seller and/or its Affiliates, shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer and Parent. As used in this Agreement, "Transaction Documents" means this Agreement, the Contingent Payment Agreement, the Tax Indemnification Agreement, the Support Agreement, the Run-Off Agreement, the Assignment of Trademarks, the Greenwich View Transfer Documents, the 77 Gracechurch
     Street Agreement, the 85 Gracechurch Street License, the 85 Gracechurch Street Agreement, and the IT Services
     Agreement.

                      ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF SELLER

               Seller represents and warrants to Buyer and Parent as follows:

               SECTION 3.1.  Corporate Existence.

               (a) Seller's Existence. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has full power and authority and possesses all rights, licenses, authorizations and approvals, governmental or otherwise, necessary to entitle it to own the Shares and to perform its obligations under the Transaction Documents to which it is a party.

               (b)  Company's Existence.  The Company is a
     private company limited by shares, incorporated in England and registered in England with registered no. 1022903. No order has been made or resolution passed for the winding up of the Company, nor has any liquidator, receiver, administrative receiver or administrator been appointed in respect of the Company or any of its assets or business. The Company has full power and authority and possesses all rights, licenses, authorizations and approvals, governmental or otherwise, necessary to entitle it: (1) to enter into and perform its obligations under the Transaction Documents to which it is a party; (2) to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted; and (3) subject to Section 3.20, to use the "Unionamerica" name.

               SECTION 3.2.  Authorization; Enforcement.
     Each of Seller and its Affiliates has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party, and to perform its obligations under such Transaction Documents in accordance with the terms of such Transaction Documents. Each of Seller and its Affiliates has taken all necessary corporate action to duly and validly authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by such Transaction Documents including, in the case of Seller, all corporate action necessary to conclusively and irrevocably effect the contribution in the amount of US $44,928,493 made on June 17, 1993 from Seller to the Company. This
     Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. On or before the Closing Date, each of the other Transaction
     Documents to which Seller or any of its Affiliates is a party will be duly executed and delivered by Seller or such Affiliate, as the case may be, and when executed and delivered by Seller or such Affiliate, as the case may be, will constitute a valid and legally binding obligation of Seller or such Affiliate, as the case may be, enforceable against Seller or such Affiliate, as the case may be, in accordance with its terms.

               SECTION 3.3.  Consents and Approvals.  No
     consent, approval, authorization, license or order of, or registration or filing with, or notice to, any United Kingdom, United States Federal, "State" (which for purposes of this Agreement shall mean any state of the United States, the District of Columbia, the Commonwealth of Puerto Rico or any possession or territory of the United States), local, foreign or other court, administrative agency or commission, insurance or securities regulatory authority or other governmental authority or instrumentality or regulatory or self-regulatory body or securities or commodities exchange (each, a "Governmental Authority") (such consents, approvals, authorizations, licenses, orders, registrations, filings and notices being herein called, collectively, "Consents") is required to be obtained, made or given by or with respect to Seller or any of its Affiliates in connection with the execution and delivery by Seller or any of its Affiliates of any of the Transaction Documents to which Seller or such Affiliate is a party, the performance by Seller or such Affiliate of its obligations under any of such Transaction Documents or the consummation of the transactions contemplated by such Transaction Documents, other than as described in Sections 6.1(e) and 6.1(f).

               SECTION 3.4.  No Conflicts.  Neither the
     execution or the delivery by Seller or any of its Affiliates of the Transaction Documents to which Seller or such Affiliate is a party, nor the performance by Seller or any such Affiliate of such Transaction Documents, or the consummation of the transactions contemplated by such Transaction Documents, will:

               (a) conflict with or result in a breach of any provision of the Certificate of Incorporation, By-Laws, Memorandum and Articles of Association or other charter or organizational documents of Seller or such Affiliate; or

               (b)  result in any conflict with, breach or
     violation of, or default (or event which, with notice or lapse of time or both, would constitute a default) under, require any consent or approval which has not been obtained with respect to, give rise to any right of termination, cancellation or acceleration of any obligations or loss of any benefit under, or result in the imposition of any Liens on any of the properties or assets of Seller or such Affiliate under: (1) any Contract (as defined in Section 3.11(a)) (other than insurance or reinsurance Contracts and related letters of credit, trust arrangements, custodial arrangements and structured settlements entered into by the Company in the ordinary course of business consistent with past practice (collectively, the "Insurance Arrangements") and other than as provided in
     Section 8.4(e) hereof) or permit, concession, franchise or license to which Seller or such Affiliate is a party or by which it or any of its properties or assets is bound or (2) any order, decree, injunction, law, rule or regulation applicable to Seller or such Affiliate or any of its properties or assets, which conflict, breach, violation or default, or failure to obtain consent or approval, or right of termination, cancellation or acceleration or loss of benefit or imposition of any Lien would have, in any case or in the aggregate, a material adverse effect on the Company's business, operations, assets, liabilities or financial condition (a "Material Adverse Effect") or which would interfere in any material way with the ability of Seller or such Affiliate to consummate the transactions contemplated by such Transaction Documents.

               SECTION 3.5.  Capital Structure.  The
     authorized share capital of the Company consists of 45,000,000 ordinary shares of US $1 each, of which 40,700,000 shares are issued and constitute the Shares. No other shares of any class in the capital of the Company are authorized, allotted or issued. All of the Shares have been duly authorized and validly issued, are fully paid and are represented by share warrants to bearer. Seller owns beneficially all of the Shares, free and clear of all Liens. There are no warrants, options, Contracts, convertible or exchangeable securities or other preferential rights, arrangements or commitments pursuant to which the Company is or may become obligated to allot, issue, sell, purchase or redeem any shares in its capital or other equity ownership interests or securities, other than as contemplated by this Agreement. There are no standstill, voting or similar agreements or Contracts nor any rights of first offer or first refusal to which Seller or any of its Affiliates is a party that currently or in the future will limit the ability of any individual, corporation, partnership, firm, joint venture, unincorporated organization, governmental or regulatory authority or other entity (each, a "Person") to acquire, vote, sell, hold or otherwise deal with the Shares or any interest therein or right in respect thereof. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire from Seller beneficial ownership of the Shares, free and clear of all Liens, together with all rights which now are, or at any time hereafter may become, attached to them, including the right to receive all dividends and other distributions declared, made or paid after the date hereof.

               SECTION 3.6.  Subsidiaries.  Except as set forth
     on Schedule 3.6, the Company does not own, or have any interest of any nature whatsoever in, directly or indirectly, more than five percent (5%) of the outstanding equity securities of, or otherwise possess, directly or indirectly, the power to direct or cause the direction of the management and policies of any Person nor is the Company a party to any joint venture, consortium, partnership or other profit (or loss) sharing agreement or Contract, other than Insurance Arrangements.

               SECTION 3.7. Company Documents. (a) Seller has delivered to Buyer and/or Parent prior to the date of this Agreement:

                    (1)  true, complete and correct copies of
               the Memorandum and Articles of Association of the Company, with all amendments thereof, having attached thereto all of the resolutions required by the Companies Act 1985, as amended by the Companies
               Act 1989 (as so amended, the "Companies Act"), to be so attached; and

                    (2)  all of the forms, filings and
               information supplied to the Registrar of Companies under the Companies Act since May 1, 1987, which are all of the forms, filings and information required by the Companies Act to be so supplied since such date.

               (b) Seller has made available for inspection by Buyer and Parent copies of the minutes of all meetings and written resolutions in lieu of meetings of the Board of Directors of the Company and of its shareholders since May 1, 1987. The books of account of the Company have been properly completed in all material respects and the statutory books and other records of the Company (other than the books of account) have been properly and accurately completed in all material respects. The books of account, statutory books and other records of the Company contain all material information required to be recorded in them, have been maintained in all material respects in accordance with all applicable laws and generally accepted accounting practices on a proper and consistent basis, and are in its possession or under its control.

               SECTION 3.8.  Financial Statements.

               (a) Seller has delivered to Buyer and Parent the following financial statements (which term, as used in this Agreement, includes all footnotes and schedules, if any, thereto): (1) the audited balance sheet of the Company (the "Company Balance Sheet") as at December 31, 1992 (the "Balance Sheet Date"), December 31, 1991 and December 31, 1990, and the related underwriting revenue accounts and profit and loss accounts for each of the three fiscal years ended December 31, 1992, December 31, 1991 and
     December 31, 1990, including the reports of KPMG Peat
     Marwick thereon (collectively, the "Company Financials"); and
     (2) the unaudited balance sheet of the Company as at March 31, 1993 and the related underwriting revenue accounts and profit and loss accounts (collectively, the "Unaudited Financials").

               (b) Except as set forth on Schedule 3.8(b), the Company Financials are based on the books and records of the Company, fairly present the financial position and results of operations of the Company, as at the dates and for the periods indicated therein, and have been prepared (except as otherwise noted therein) on a consistent basis and in all material respects in accordance with the provisions of the Companies Act applicable to insurance companies and the Statement of Recommended Practice on Accounting for
     Insurance Business issued by the Association of the British Insurers in May 1990. The Company Financials have been audited by KPMG Peat Marwick, whose audit opinion states that the Company Financials have been properly prepared and comply with the requirements of the Companies Act applicable to insurance companies. The Unaudited Financials are derived from the books and records of the Company, fairly present the financial position and results of operations of the Company as at the date thereof and for the period indicated therein, and have been prepared in order to accommodate the consolidated financial reporting requirements of Seller and its subsidiaries under United States generally accepted accounting principles. While certain classification differences exist between the Unaudited Financials and the Company
     Financials, reserving practices (as indicated by unearned premiums (net of deferred acquisition costs)) and outstanding claims (including claims incurred but not reported) in the Unaudited Financials and the Company Financials are consistent in all material respects, and shareholders' funds in the Unaudited Financials and the Company Financials are computed on a consistent basis in all material respects, except for unrealized appreciation of investments, which are reported at amortized cost in the Unaudited Financials and at market value in the Company Financials.

               (c) Except as set forth on Schedule 3.8(c) or otherwise indicated in the Company Financials, since the Balance Sheet Date, there has not been any material change by the Company in its Investment Policies (as defined below) or financial, tax or accounting methods, principles or practices (including any material change with respect to the establishment of reserves for unearned premiums, reserves for losses (including incurred but not reported losses) and loss adjustment expenses, or any material change in depreciation or amortization policies or rates). As used in this Agreement, "Investment Policies" means the overall investment policies used in the management of the Company's investment portfolio, including the Company's policies with respect to duration, liquidity, currency, asset allocation and asset quality.

               SECTION 3.9.  Annual Statements.

               (a) Seller has delivered to Buyer and Parent true, complete and correct copies of the returns of the Company for the years ended December 31, 1992, December 31, 1991 and December 31, 1990, together with all exhibits and schedules thereto (the "Annual Statements"), as furnished to the Department of Trade and Industry pursuant to the Insurance Companies Act 1982 (the "Insurance Companies Act"). Except as set forth on Schedule 3.9, the information concerning the Company contained in the Annual Statements was, at the time each such Annual Statement was filed, true, complete and correct in all material respects.

               (b)  The Annual Statements (and all exhibits
     and schedules thereto) have been audited and prepared and reported upon in all material respects in accordance with accounting practices prescribed or permitted for general insurance companies in the United Kingdom, and such accounting practices have been applied on a consistent basis throughout the periods involved, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto or in the Company Financials.

               (c) All information in the Annual Statements was prepared in compliance in all material respects with all requirements of the Insurance Companies Act and the regulations having effect for purposes of that Act. Except as set forth on Schedule 3.9, all of the assets and liabilities of the Company were reflected in the Annual Statements to the extent permitted by, and were valued in accordance with, Parts V and VI of the Insurance Companies Regulations 1981.
     Since the Balance Sheet Date, no event has occurred or circumstance has arisen such that the method or basis of valuation of any of the Company's assets shown on the Annual
     Statement for the year ended December 31, 1992 would be required to be materially changed from the method or basis adopted for the purposes of such Annual Statement.

               SECTION 3.10.  Absence of Certain Changes or
     Events. Except as set forth on Schedules 3.10 or 3.14 or as otherwise specifically contemplated by Sections 3.26 and 5.5, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practices, and there has not been:

               (a) any damage, destruction or loss to any of the properties of the Company, whether covered by insurance or reinsurance or not, that has had a Material Adverse Effect;

               (b)  any declaration or payment or making of
     any dividend or other distribution (whether in cash, securities or other property or any combination thereof) in respect of the capital of the Company, or any repurchase, redemption or other acquisition by the Company of any of its capital, or any proposal by the Company to effect any of the foregoing;

               (c) any entry into any Contract with, or the making of any assurance or undertaking to, any past or present director, officer or employee of the Company or any other Key Employee (as defined in Section 3.22) (each, an "Employee") providing for his/her employment, any material increase in salary or other regularly paid remuneration or any increase in severance or termination benefits payable or to become payable by the Company to any Employee, any general increase in salaries of all or a substantial portion of the Employees, or the exercise of any power or discretion to materially augment or introduce benefits under any pension scheme in respect of any present Employee (and any past Employee, if the Company has any remaining obligations thereunder) or the introduction of, or any material increase in benefits under, any collective bargaining agreement or similar Contract or in benefits under any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, profit sharing, phantom stock, retirement, vacation, severance, disability, death benefit, medical/health, insurance or other plan or arrangement or understanding providing benefits to any present Employee (and any past Employee, if the Company has any remaining obligations thereunder) (collectively, "Employee Benefit Plans");

               (d)  any loan or advance to any Employee, or
     any Contract therefor, other than advances for travel and other expenses in the ordinary course of business consistent with past practice;

               (e) any entry into any Contract or transaction (including any borrowing, capital expenditure or capital financing) by the Company material to the business, operations, assets, liabilities or financial condition of the Company, except Contracts or transactions in the ordinary course of business consistent with past practice;

               (f)  any payments, distributions, management
     fees or other compensation made to any Person (including Seller and its Affiliates) under or in connection with any Contracts (other than employment Contracts) relating to the management or operation of the insurance and reinsurance business of the Company (including the Underwriting Management Agreement between the Company and UA
     Management dated 6 February 1987); or

               (g)  any change in the business, operations,
     assets, liabilities or financial condition of the Company, other than seasonal changes in the business of the Company and matters of a general economic nature that, in any case or in the aggregate, would have a Material Adverse Effect.

               SECTION 3.11.  Contracts.

               (a)  As used in this Agreement, "Contract"
     means any in-force contract, agreement, instrument, commitment or other arrangement, written or unwritten, including any deed, loan or credit agreement, note, bond, mortgage, indenture or lease to which the Company is a party or by which any of its material assets or properties is bound.
     Schedule 3.11 contains a true, complete and correct list of the following Contracts (each, a "Scheduled Contract") (true, complete and correct copies (or, if none exist, written descriptions) of which have been made available to Buyer and/or Parent prior to the date of this Agreement):

                    (1)  Contracts relating to the borrowing
               of money, guarantees, security agreements, factoring agreements and deferred purchase or hire purchase Contracts, including obligations for reimbursement under letters of credit or reimbursement agreements therefor (other than letters of credit or reimbursement agreements therefor that are (A) fully secured or collateralized and (B) related to reinsurance Contracts entered into by the Company in the ordinary course of business consistent with past practice) in any case representing future liabilities in excess of US $100,000;

                    (2)  Contracts (other than Insurance
               Arrangements) which permit a financial institution or other Person to block or otherwise restrict the Company's immediate access to deposits or other monies held thereby, in any case involving amounts in excess of US $100,000;

                    (3)  Contracts with any Employee
               pursuant to which the Company owes any monetary obligation (other than those Contracts involving annual payments in any case of less than US $50,000 or which are cancelable by the Company on not more than ninety (90) days' notice without cause or penalty);

                    (4)  Contracts with insurance agents and
               agencies, managing general agents with binding authority, brokers, third party administrators and consultants (other than those Contracts which are cancelable by the Company on not more than thirty (30) days' notice without cause or penalty), provided that with respect to such Contracts with managing general agents, Schedule 3.11 shall also set forth (A) a brief description of each managing general agent, including its jurisdiction of domicile, its address of record and (where reasonably available) information regarding the ultimate beneficial ownership thereof, and (B) the aggregate amount of insurance which such managing general agent has written and is authorized to write on behalf of the Company;

                    (5)  Contracts containing any provision or
               covenant limiting the ability of the Company to engage in any line of business or compete with any Person (other than Contracts with insurance agents and agencies or managing general agents with binding authority entered into by the Company in the ordinary course of business consistent with past practice);

                    (6)  leases, subleases, rental or use
               Contracts to which the Company is a party involving a single annual payment in any case in excess of US $50,000 or aggregate annual payments in excess of US $250,000;

                    (7)  Contracts with any trade union or
               staff association or other body representing (or, to the knowledge of Seller, purporting to represent) any present Employee;

                    (8)  Contracts between the Company and
               its Affiliates (including in any event any reinsurance Contracts with Accord Re Limited ("Accord") and the 50% quota share reinsurance Contract relating to the so-called LMX business, but excluding other Insurance Arrangements entered into by the Company with any of its Affiliates);

                    (9)  Contracts in which any Employee has
               any monetary or other interest in any case in excess of US $50,000;

                    (10)  Contracts (other than Insurance
               Arrangements) involving the sale, transfer, assignment or other disposition of the Company's assets or liabilities having a value in any case in excess of US $100,000 pursuant to which the Company has given representations and/or indemnities which continue to be in effect or pursuant to which liability could reasonably be expected to arise;

                    (11)  investment management	agreements, investment
	       custody agreements and similar Contracts (other than Insurance Arrangements pursuant to which the Company has
	       (A) deposited funds with	Governmental Authorities in order
	       to qualify as an	approved or eligible excess and surplus
	       lines insurer or	(B) pledged funds to secure obligations
	       under reinsurance Contracts);

                    (12)  Contracts (other than Insurance
               Arrangements) with each insurance agent (including each managing general agent) or agency (the "Agency Contracts") that individually produced US $250,000 or more of gross written premiums for the Company during the year ended December 31, 1992 or is reasonably expected by the Company individually to produce US $250,000 or more of gross written premiums for the Company during the year ended December 31, 1993 which are subject to termination upon the occurrence of a change of ownership or control of the Company;

                    (13)  Contracts (other than the Scheduled
               Contracts referred to in Section 3.11(a)(4), Agency Contracts and Insurance Arrangements) representing future liabilities in any case in excess of US $250,000 individually that are subject to termination upon the occurrence of a change of ownership or control of the Company, provided, that the aggregate future liabilities for all Contracts (other than the Scheduled Contracts referred to in Section 3.11(a)(4), Agency Contracts and Insurance Arrangements) representing future liabilities in any case of less than US $250,000 that are subject to termination upon the occurrence of a change of ownership or control of the Company and not listed on
               Schedule 3.11 does not exceed US $1,000,000;

                    (14)  Contracts pursuant to which the
               Company has agreed to grant or has granted an option or similar right to another Person affecting any asset of the Company (other than assets held by the Company in its investment portfolio); and

                    (15)  all other Contracts (other than
               Insurance Arrangements) material to the business, operations, assets, liabilities or financial condition of the Company in any case representing future liabilities (to the extent reasonably ascertainable) in excess of US $50,000 individually (other than those Contracts which are cancelable by the Company on not more than ninety (90) days' notice without cause or penalty) and which are not listed on any other Schedule hereto.

               (b) Except as set forth on Schedule 3.11, each of the Scheduled Contracts is in full force and effect and is binding upon and enforceable against the parties thereto in accordance with their respective terms. The Company is not in, or, to the knowledge of Seller, claimed to be in, breach or default in any respect under any of the Scheduled Contracts and there does not exist under any of the Scheduled Contracts any event which, with the giving of notice or lapse of time, would constitute a material breach or default by the Company. To the knowledge of Seller, no other party to any of the Scheduled Contracts is in or has claimed to be in breach or default in any material respect thereunder.

               SECTION 3.12.  Litigation.

               (a) Except as set forth on Schedule 3.12, there is no claim, action, proceeding, arbitration, investigation, inquiry, charge or complaint (excluding claims, actions, proceedings, arbitrations, investigations, inquiries, charges and complaints in the ordinary course of business under insurance or reinsurance Contracts where the damage alleged or remedy requested in any case is less than US $50,000) before or by any Governmental Authority or any private arbitration tribunal (collectively, "Litigation") now pending, or to the knowledge of Seller threatened, against or relating to the Company or any director or officer of the Company (in his/her capacity as such) or the assets, properties or business of the Company, or the transactions contemplated by the Transaction Documents or which questions the validity or enforceability of any of the Transaction Documents or any action taken or to be taken by Seller or any of its Affiliates in connection with the Transaction Documents. To the knowledge of Seller, there is no fact or circumstance
     (including any act or omission) which is reasonably likely to give rise to such a claim.

               (b)  Except as set forth on Schedule 3.12,
     neither the Company nor any of its directors or officers (in his/her capacity as such) is subject to any permanent, preliminary or temporary injunction or prohibitive order, judgment or decree of any Governmental Authority (including any action taken by the Secretary of State for Trade and Industry under sections 38 to 45 of the Insurance Companies
     Act).

               SECTION 3.13.  Liabilities and Reserves.

               (a) Except as set forth on Schedule 3.13(a), the balance sheet included in the Unaudited Financials reflects full provision (on an undiscounted basis) for all obligations and liabilities of the Company at March 31, 1993 on a basis consistent with the Company Financials and in accordance with the requirements of all relevant statements of standard accounting practice and/or financial reporting standards issued or adopted by the Accounting Standards Board
     ("UK Accounting Standards"). Except to the extent specifically disclosed, reflected or reserved against in such balance sheet and the notes thereto, the Company does not have any material obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise, and whether or not due, or arising out of transactions entered into, or any state of facts existing, prior to such date), other than liabilities incurred since March 31, 1993 in the ordinary course of business consistent with past practice.

               (b) By reference to the facts now existing, the directors of the Company could now properly give a certificate in the form prescribed by Schedule 6, Part I of the Insurance Companies (Accounts and Statements) Regulations 1983 without qualification, amplification or explanation, and without the exclusions provided for in paragraph 8 of Part I of such regulations.

               (c) The reserving and valuation bases adopted by the Company in preparing the Company Financials, the Unaudited Financials and the Annual Statements apply levels of prudence which are not less than those generally accepted for similar companies carrying on insurance business in the United Kingdom.

               (d) Prior to the date of this Agreement, Seller has furnished Buyer and Parent true, complete and authentic copies of (1) the "Report by KPMG Actuarial Service dated
     (30 September 1992) in respect of Company's Loss Reserves at 30 June 1992" (the "KPMG Report") and (2) the information described on Schedule 3.13(d), which information constitutes all of the information provided to KPMG Actuarial Service by Seller and/or its Affiliates in connection with the preparation of the KPMG Report. No other external study of the Company's loss reserves or loss adjustment expense reserves has been prepared during the five (5) year period immediately preceding the date of this Agreement other than in connection with the preparation of the audited financial statements of the Company. Buyer and Parent acknowledge that the Seller is making no representation or warranty with respect to the contents of the KPMG Report and Seller expressly disclaims the contents of such report. Buyer and Parent represent and warrant that they are not relying on the KPMG Report in any respect.

               SECTION 3.14.  Taxation.  The representations
     and warranties contained in this Section 3.14 are given subject to the matters disclosed in Schedule 3.14 and to any relevant provisions of the Tax Indemnification Agreement.

               (a) Definitions. The following terms shall have the following meanings for purposes of this Agreement and
     Schedule 3.14:

                    (1)  "Event" means the winding up or
               dissolution of any Person, and any act, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date.

                    (2)  "Group Relief" means:  (A) Relief
               surrendered or claimed pursuant to Chapter IV of
               Part X of the Taxes Act; (B) advance corporation tax surrendered or claimed pursuant to section 240 of the Taxes Act; and (C) any Tax refund surrendered or claimed pursuant to section 102 of the Finance Act of 1989 of the United Kingdom.

                    (3)  "Relief" means, unless the context
               otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax; and (A) any reference to the "use" or "set off" of Relief shall be construed accordingly and shall include use or set off in part; and
               (B) any reference to the "loss" of a Relief shall include the absence or non-existence of any such Relief, or to such Relief being available only in a reduced amount.

                    (4)  "Tax" means corporation tax, advance
               corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, development land tax, inheritance tax, VAT, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, duties of customs and excise, petroleum revenue tax, local authority rates and charges, all taxes, duties or charges replaced by or replacing any of them, and all other taxes or similar impost on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added and personal property, taxes on premiums (whether calculated on the gross or net amount thereof), and all levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable by any Tax Authority, and any payment whatsoever which the Company may be or become bound to make to any Person as a result of the discharge by that Person of any Tax which the Company has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return (or failure to file such return or other form or statement) in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Company or any other Person and of whether any amount in respect of any of them is recoverable from any other Person.

                    (5)  "Tax Authority" means any taxing or
               other authority (whether within or outside the United Kingdom, including the United States or any State) competent to impose any Tax liability.

                    (6)  "Taxes Act" means the Income and
               Corporation Taxes Act 1988.

                    (7)  "VAT" means value added tax, being
               the Tax created and administered by and according to the VAT Legislation.

                    (8)  "VAT Legislation" shall include the
               Value Added Tax Act 1983, the Finance Act 1985 and all other enactments in relation to VAT and all notices, provisions and conditions made or issued thereunder, including the terms of any agreement reached with HM Customs & Excise or any concession disclosed to Buyer and Parent in writing prior to the date of this Agreement.

                    (9)  Any reference to income, profits or
               gains "earned", "accrued" or "received" on or before a particular date or in respect of a particular period shall include income, profits or gains which for Tax purposes are deemed to have been or are treated or regarded as earned, accrued or received on or before that date or in respect of that period.

                    (10)  Any reference to something
               occurring (including a Tax liability arising) "in the ordinary course of business" shall, without prejudice to the generality thereof, be deemed not to include:

                         (A)  anything which results in the
                    Company receiving a valid Tax claim in respect of any liability to Tax of, or properly attributable to, another Person (other than the Company);

                         (B)  anything which relates to or
                    involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms;

                         (C)  anything which relates to or
                    involves the making of a distribution for Tax purposes, the creation, cancellation or reorganization of share or loan capital, the creation, cancellation or repayment of any intra-group debt or any company becoming or ceasing or being treated as ceasing to be a member of a group of companies or as becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

                         (D)  anything which relates to a
                    transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Tax liability.

                    (11)  Persons shall be treated as
               "connected" for the purposes of this Section 3.14 if they are connected within the meaning of section 839 of the Taxes Act.

                    (12)  References to any provision of an
               enactment include any provision re-enacted by such provision.

               (b)  General/Compliance.

                    (1)  All material liabilities, whether
               actual, deferred, contingent or disputed, of the Company for Tax measured by reference to income, profits or gains earned, accrued or received (or premiums earned, accrued or received) on or before the Balance Sheet Date, or arising in respect of an Event occurring or deemed to occur on or before the Balance Sheet Date, are provided for or (as appropriate) disclosed in the Company Financials for the year ended December 31, 1992 (the "1992 Company Financials") in accordance with UK Accounting
               Standards and the accounting policies set out in the 1992 Company Financials. All other warranties relating to specific Tax matters set out in this Section 3.14 are made without prejudice to the generality of the foregoing.

                    (2)  Since the Balance Sheet Date:

                         (A)  the Company has not been
                    involved in any transaction which has given or may give rise to a liability to Tax on the Company (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of transactions entered into by it in the ordinary course of business;

                         (B)  no accounting period (as
                    defined in section 12 of the Taxes Act) of the Company has ended as referred to in section 12(3) of the Taxes Act; and

                         (C)  the Company has not been a
                    party to, nor has it or any of its assets or properties been subject to, any tax sharing agreement or arrangement with any Person effective for any tax year subsequent to the financial year ended December 31, 1992; and since the Balance Sheet Date, the Company has not made, nor is it liable for, any payments or other compensation for any such tax sharing agreement or arrangement, other than payments to be made to Affiliates pursuant to this Agreement or the Tax Indemnification
                    Agreement.

                    (3)  The Company has duly, and within
               any appropriate time limits, made all returns, given all notices and supplied all other forms, statements and information (each, a "Return") required to be supplied to all relevant Tax Authorities. All such Returns were and remain, to the knowledge of Seller, true, complete and correct in all material respects and were made on a proper basis and do not, and to the knowledge of Seller are not likely to, reveal any transactions which may be the subject of any dispute with any Tax
               Authority. The Company is neither involved in any current dispute with any Tax Authority nor is it (nor has it in the last seven (7) years been) the subject of any investigation, audit or non-routine visit by any Tax Authority. The Company has not been informed of any planned investigation, audit or non-routine visit by any Tax Authority and, to the knowledge of Seller, there are no facts which are likely to cause such an investigation, audit or non-routine visit to be instituted in respect of the Company. Within the past seven (7) years, neither the Company nor, to the knowledge of Seller, any director or officer of the Company (in his/her capacity as such) has paid or become liable to pay, and to the knowledge of Seller there are no circumstances by reason of which it or they may become liable to pay, to any Tax Authority, any penalty, fine, surcharge or interest in respect of any Tax (including in respect of any failure to make, give or supply any Return to any relevant Tax Authority, or any failure to pay Tax on the due date for payment).

                    (4)  No transaction in respect of which
               any ruling, consent or clearance (each, a "Tax Clearance") was required or sought from any Tax
               Authority has been entered into or carried out by the Company without a Tax Clearance having first been properly obtained, and all information supplied to any Tax Authority or other appropriate authority in connection with any such Tax Clearance fully and accurately disclosed all facts and circumstances material to the giving of the Tax Clearance. Any transaction for which a Tax Clearance was obtained has been carried out only in accordance with the terms of such Tax Clearance and the application on which the Tax
               Clearance was based and at a time when the Tax
               Clearance was valid and effective. To the knowledge of Seller, no facts or circumstances have arisen since any such Tax Clearance was obtained which would cause the Tax Clearance to become invalid or ineffective.

                    (5)  No Tax Authority has operated or
               agreed to operate any special arrangement (being an arrangement which departs from any relevant legislation or any published practice or concession) in relation to the Company's affairs.

                    (6)  The Company has not made, nor is
               there in effect with respect to the Company, an election pursuant to sections 953(c)(3)(C) or 953(d) of the United States Internal Revenue Code of 1986, as amended (the "IRC"). The Company has not been, and has no reason to believe that it will be, characterized as a "passive foreign investment corporation" (as defined in Section 1291 et seq. of the IRC).

                    (7)  Prior to the date of this Agreement,
               Seller has disclosed to Buyer and Parent full details of the rights of the Company to make any claim for Relief or any election for a basis or method of Tax or type of Relief and any rights to make an appeal against an assessment or an application for postponement of any Tax, which have not been exercised or which have been notified to a Tax Authority but where the Company's claim or notification has not been finally accepted and which (in each case) were taken into account in preparing the provisions for Tax or deferred Tax in the 1992 Company Financials. To the knowledge of Seller, the Company is not, nor will it become, liable to pay, or make reimbursement or indemnity in respect of, any Tax in consequence of the failure by any other Person to discharge that Tax within any specified period or otherwise, where such Tax relates to income, profits or gains, earned, accrued or received (or premiums earned, accrued or received), or to any Event or circumstance occurring or arising or deemed to occur or arise (whether wholly or partly) prior to the Closing. No Relief has been claimed by and/or given to the Company and/or taken into account in determining or eliminating any provision for Tax or deferred Tax in the 1992 Company Financials, which, to the knowledge of Seller, is not validly available to the Company and Seller is not aware of (or, if it is aware of, has fully disclosed to Buyer) any challenge made by, or grounds for a challenge available to, a Tax Authority in relation thereto.

                    (8)  To the knowledge of Seller, the
               Company has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make, and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions.

               (c)  Employees/Pensions.  All United Kingdom
     National Insurance contributions and sums payable to the Inland Revenue under P.A.Y.E. system and any amounts of a corresponding nature payable to any foreign Tax Authority due and payable by the Company up to the date hereof have been paid, and, to the knowledge of Seller, the Company has made all such deductions and retentions as should have been made under section 203 of the Taxes Act and all regulations made thereunder or under any comparable laws or regulations of any relevant foreign jurisdiction, including United States Federal and State wage withholding, Social Security and other similar systems. The Company has not adopted and does not operate, and is not part of, any scheme approved, or for which approval has been or is to be sought, under section 202 of the Taxes Act (charities: payroll deduction scheme) or Chapter III of Part V of the Taxes Act (profit related pay). Since the Balance Sheet Date, no payment has been made to the Company to which section 601 of the Taxes Act applies (pension scheme surpluses: payments to employers).

               (d)  Capital Gains and Other Realization
     Proceeds. If the Company had disposed of the investments referred to in Note (6) to the 1992 Company Financials for their market value as taken into account for the said Note (6), the liability to Tax which would arise thereby (leaving out of account any Reliefs etc. available to the Company) would not exceed the provision for deferred Tax arising on unrealized gains on investments (US $2,294,000) contained in the 1992 Company Financials. Upon the Closing or the execution and delivery of this Agreement or otherwise as a result of any matter contemplated by this Agreement, the Company will not incur any liability pursuant to section 178 or 179 of the Taxation of Chargeable Gains Act 1992 of the United
     Kingdom.

               (e)  Group Relief.

                    (1)  Seller has disclosed to Buyer and
               Parent in writing prior to the date of this Agreement full, accurate and complete details of all arrangements or agreements to which the Company is a party or which in any way affect the Company and which relate to Group Relief and of any such arrangements or agreements under which any claim could be made by any Person either for the surrender to it by or by it to the Company of Group Relief or for the making or repayment of any payment in relation to Group Relief. Seller also has disclosed full details of all claims made (whether agreed with the Inland Revenue or not) for the surrender by or to the Company of Group Relief and of any such claims intended to be so made or which were taken into account or assumed in preparing the Company Financials and of the terms of any arrangements or agreements pursuant to which such surrenders were or are to be or were assumed to be made.

                    (2)  The Company is not a dual
               resident investing company within the meaning of
               section 404 of the Taxes Act. The Company is not, and at no time within the seven (7) years immediately preceding the date of this Agreement has been, a close company as defined in section 414 of the Taxes Act.

               (f) Distributions, etc. The Company has not on or after April 6, 1965: (1) made any distribution or deemed distribution within the meanings of section 209, 210 or 418 of the Taxes Act (distributions and deemed distributions) except as provided for in its audited accounts; (2) repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its share capital; or (3) capitalized or agreed to capitalize in the form of shares or debentures any profits or reserves of any class or description, or otherwise issued or agreed to issue share capital otherwise than for new consideration (as defined in section 254 of the Taxes Act). The Company has not been concerned in any exempt distribution within section 213 of the Taxes Act within the seven (7) years immediately preceding the date of this Agreement (demergers: exempt distributions). The Company has not issued any share capital which is of a relevant class as defined in section 249(2) of the Taxes Act. The Company has not issued any security (as defined in section 254(1) of the Taxes Act) outstanding on Closing in circumstances such that any interest or other payment payable in respect of it may be treated as a distribution under section 209 of the Taxes Act, and has not agreed to issue any such security.

               (g)  Controlled Foreign Companies. The
     Company has not received any notice of the making of a direction under section 747 of the Taxes Act and no circumstances exist which would entitle the Inland Revenue to make such a direction and to apportion to the Company any profits of a controlled foreign company pursuant to section 752 of the Taxes Act.

               (h) Company Residence, Treasury Consents and Migration. The Company is and has at all times in the seven
     (7) years immediately preceding the date of this Agreement been accepted by the UK Inland Revenue as resident in the United Kingdom for Tax purposes and is not and has not been treated for the purposes of any double taxation arrangements having effect by virtue of section 788 of the Taxes Act or for any other Tax purpose as resident in any other jurisdiction (including the conduct of the affairs of the Company so as to be engaged in a United States trade or business through a permanent establishment within the meaning of Article 5 of the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and
     Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains), nor is the Company nor has it been directly subject to Tax in any other jurisdiction, except for United States Federal excise taxes imposed under section 4371 et seq. of the IRC in the circumstances described in
     Schedule 3.14. The Company has not carried out or caused or permitted to be carried out any of the transactions specified at the relevant time in section 765(1) of the Taxes Act otherwise than with the prior consent of HM Treasury (and, in the case of a special consent, full particulars of which have been disclosed to Buyer and Parent in writing prior to the date hereof; and any conditions subject to which such consent was given have been complied with in full) or specified at the relevant time in section 765A of the Taxes Act without having duly provided the required information to the Inland Revenue.

               (i)  Value Added Tax.

                    (1)  This Section 3.14(i) shall apply, with
               appropriate modifications, to any equivalent sales or turnover tax in any jurisdiction other than the United Kingdom to which the Company is subject.

                    (2)  The Company:

                         (A)  is registered for the purposes
                    of VAT, has been so registered at all times that it has been required to be registered by VAT Legislation, and such registration is not subject to any conditions imposed by or agreed with HM Customs & Excise; and has complied fully with and observed in all material respects the terms of VAT Legislation;

                         (B)  has maintained and obtained
                    all the records, invoices and other documents (as the case may be) required by the VAT
                    Legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT
                    Legislation;

                         (C)  has disclosed to Buyer in
                    writing (i) full details of any method approved or directed for use by the Company by the Commissioners of Customs & Excise under regulation 31 of the Value Added Tax (General) Regulations 1985 (SI 1985/886 as amended) or under regulation 30(5) of such Regulations as in force before the substitution effected by the Value Added Tax (General) (Amendment)
                    Regulations 1992 (SI 1992/645) and which continues in force and effect whether by specific agreement with such Commissioners or otherwise and (ii) the average percentage input tax recovery obtained by the Company in the last eight (8) prescribed accounting periods ending before the date of this Agreement (prescribed accounting period having the meaning ascribed to that expression by regulation 58 of the said Regulations of 1985);

                         (D)  is a member of a group for
                    VAT purposes but is not the representative member of that group;

                         (E)  is not required to make
                    payments on account of VAT for which it may become liable in a prescribed accounting period (pursuant to The Value Added Tax (Payments on Account) Regulations 1992); and

                         (F)  is not and has not been
                    subject under VAT Legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

                    (3)  In respect of each of the assets of the
               Company (if any) which is a capital item for the purpose of Part VA of the Value Added Tax (General) Regulations 1985, Seller has disclosed to Buyer and Parent in writing, prior to the date of this Agreement, full details of the capital item affected, the amount of the total input tax (within the meaning of such Regulations) which is subject to adjustment, the percentage of the total input tax which was reclaimable on the capital item in the first interval applicable to it and any adjustments made or to be made having regard to Events occurred up to the date of this Agreement, the date of acquisition of the capital item and the number of intervals in the adjustment period remaining from the date of this Agreement, and full details of all matters to date relevant in determining any adjustments.

               (j)  Stamp Duties.  All documents in the
     possession or under the control of the Company or to the production of which the Company is entitled which establish or are necessary to establish the title of the Company to any asset have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

               SECTION 3.15.  Assets.

               (a) Investments. (1) Schedule 3.15(a)(1) sets forth a true, complete and correct list of all securities, mortgages and other investments, including those held by Accord under its reinsurance Contracts with the Company (collectively, the "Investments"), owned by the Company on June 30, 1993, together with the date of purchase, cost basis and book value thereof as of June 30, 1993. Except as set forth on Schedule 3.15(a)(1), the Company has good and marketable title to all the Investments listed on
     Schedule 3.15(a)(1) or acquired in the ordinary course of business since June 30, 1993 (in each case, other than with respect to those Investments disposed of in the ordinary course of business consistent with past practice since June 30,
     1993) (collectively, the "Scheduled Investments"). As of June 30, 1993, none of the Scheduled Investments is in default in the payment of principal or interest and, except as disclosed on Schedule 3.15(a)(1), the ratings assigned to each of the Scheduled Investments that are rated by a rating agency have not been lowered or downgraded since March 31, 1993.
     There are no Liens on any of the Scheduled Investments, except as set forth on Schedule 3.15(a)(1).

               (2)  Schedule 3.15(a)(2) sets forth a true,
     complete and correct list, as of June 30, 1993, of all sales, purchases, exchanges or other transactions in or affecting the Company's investment portfolio since the Balance Sheet Date.

               (b)  Real Property.  Other than the Greenwich
     View Place property (all of the rights and interests in which will be transferred out of the Company as a result of the execution and delivery of the Greenwich View Transfer Documents), the Company does not own any right or interest in any land or buildings. Other than the agreement for lease and the license for the Company's current office space located at 77 Gracechurch Street and 85 Gracechurch Street, respectively, the Company is not actually or contingently liable as an original contracting party to, or as guarantor of any party to, or otherwise contractually liable in respect of, any lease or leasehold property or license connected therewith.

               (c) Other Property. Except as otherwise set forth on Schedule 3.15(c), the Company has good and marketable title to or valid leasehold or license interests in all property and other assets (including all tangible personal property and assets but excluding Investments and real property, because they are covered by Sections 3.15(a) and 3.15(b), respectively) reflected in the Company Balance Sheet and all other properties or assets (including the assets acquired by the Company in the Unionamerica
     Reorganization (as defined in Section 3.27) which, individually or in the aggregate, are material to the operation of the Company (other than that disposed of in the ordinary course of business consistent with past practice prior to the date hereof) (all such properties and assets being referred to collectively as the "Material Properties"). Except as otherwise set forth on Schedule 3.15(c), the Company owns each of the Material Properties free and clear of all Liens other than (A) Liens reflected in the Company Financials, (B) Liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (for which provisions or reserves have been made by the Company to the extent required by UK Accounting Standards) and (C) Liens which do not materially impair the value or interfere with the use of the properties affected thereby.

               SECTION 3.16.  Compliance with Laws, etc.

               (a) Except as set forth on Schedule 3.16, the Company is in compliance with all United Kingdom, United
     States Federal, State, local or foreign judgments, orders, injunctions, laws, statutes, regulations and ordinances, and all licenses, approvals and permits issued by any Governmental Authority, applicable to it or any of its properties, assets, operations or business, except where the failure of the Company to be so in compliance would not in any case or in the aggregate have a Material Adverse Effect. Without prejudice to the generality of the foregoing, the Company and its directors and officers (in their capacities as such) have complied in all material respects with all their respective obligations under the Insurance Companies Act and there are no matters arising from such compliance which are the subject of any dispute with the Department of Trade and Industry.

               (b)  The Company has filed or otherwise
     provided all material reports, data, statements, documents, applications, registrations, filings or submissions required to be filed with or otherwise provided to any Governmental
     Authority with jurisdiction over the Company or its business or operations. All such filings complied with applicable laws and regulations in all material respects. The Company has not received written notice of any material deficiencies asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved to the satisfaction of such Governmental Authority and, except as otherwise disclosed on Schedule 3.16, there have been no material disputes or controversies with, or investigations undertaken by, any such Governmental Authority with respect to the Company or its business or operations.

               SECTION 3.17.  Insurance for Company's
     Operations. Schedule 3.17 contains a true, complete and correct list of all liability, property and casualty, employee liability, directors and officers liability, surety bonds, key man life insurance and other similar insurance Contracts that insure the business, properties, operations or affairs of the Company or affect or relate to the ownership, use or operations of the Company's assets or properties and the amount of coverage under each such insurance Contract. All premiums due on all such insurance Contracts have been paid, no notice of termination of any such insurance Contract has been received and, to the knowledge of Seller, all such insurance Contracts are in full force and effect.

               SECTION 3.18.  Insurance Business.  The
     Company possesses all licenses, certificates of authority, excess and surplus lines eligibilities, permits, orders, approvals or other authorizations (each, a "Permit") required to transact or accept insurance or reinsurance in or from all jurisdictions in or from which the Company now transacts or accepts insurance or reinsurance (including jurisdictions in which CRC(UK) transacted or accepted insurance or reinsurance which has been assumed by the Company), except where the failure to possess a Permit would not in any case or in the aggregate have a Material Adverse Effect. All such Permits are in full force and effect, except where the failure of any of the Permits to be in full force and effect would not in any case or in the aggregate have a Material Adverse Effect.
     Neither the Company nor any of its Affiliates has received any notice of any event, inquiry, investigation or proceeding that could reasonably be expected to result in the suspension, revocation, non-renewal or limitation of any such Permit or the imposition of any restrictions or requirements with respect thereto and, to the knowledge of Seller, there is no sustainable basis that could reasonably be expected to result in any such suspension, revocation, non-renewal or limitation or the imposition of any restrictions or requirements with respect thereto, except where the suspension, revocation, non-renewal or limitation of a Permit or the imposition of any restrictions or requirements with respect thereto would not in any case or in the aggregate have a Material Adverse Effect.

               SECTION 3.19.  Reinsurance.  Schedule 3.19
     contains a true, complete and correct list of all Contracts pursuant to which the Company has ceded insurance or reinsurance of more than US $15,000 of liabilities in any single case or more than US $50,000 of liabilities in the aggregate to any single reinsurer or retrocessionaire (each a "Reinsurance Agreement"). Schedule 3.19 sets forth, with respect to each such reinsurer and retrocessionaire: (a) where reasonably available to the Company, the name and jurisdiction of domicile of such reinsurer or retrocessionaire;
     (b) the amounts due in respect of such reinsurer's or retrocessionaire's Reinsurance Agreements; (c) whether the Company or, to the knowledge of Seller, such reinsurer and retrocessionaire is in default under any such Reinsurance Agreements; and (d) any funds withheld or letters of credit or other security provided pursuant to or in connection with such Reinsurance Agreement. To the knowledge of Seller and except as set forth on Schedule 3.12, each of the Reinsurance Agreements is valid and binding in all material respects in accordance with its terms; provided, however, that, notwithstanding anything contained in any of the Transaction Documents, Seller makes no further representation as to the collectibility of any amounts due under any of the Reinsurance Agreements. Schedule 3.19 also sets forth a true, correct and complete copy of the Company's most recent aged reinsurance balances receivables report prior to the date of this Agreement, which discloses all receivables overdue under the terms of the Reinsurance Agreements as of the date of such report. Except as set forth on Schedule 3.19, none of the Reinsurance Agreements contains any provision providing that the other party thereto may terminate such Reinsurance Agreement by reason of the transactions contemplated by this Agreement. The Company is entitled to take full credit (without any requirement to provide against future payments of premium) in its statutory financial statements for reinsurance, coinsurance or excess insurance ceded pursuant to such Reinsurance Agreements under applicable insurance laws.

               SECTION 3.20.  Service Marks, Trademarks,
     Intellectual Property, etc.

               (a) Schedules 3.20(a)(1) and 3.20(a)(2) set forth true, complete and correct lists (including the current status of any registrations) of all foreign and domestic patents, trademarks, service marks, trade names, corporate and assumed names, design rights, copyrights (excluding rights in computer software other than those items of computer software set forth in Schedule 3.20(a)(2)), copyright registrations and applications therefor, rights in know-how and other intangible and intellectual property rights of any kind that are material to the business or operation of the Company, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world (each, an "Intellectual Property Right"), in each case held or beneficially owned by, licensed to or registered in the Company or used in its business. At the Closing, pursuant to the Assignment of Trademarks or otherwise, the Company will have vested in it all right and title to use the word "Unionamerica" in respect of the business of the Company to the extent that Seller and its Affiliates (including the Company) have such rights as of the date of this Agreement.
     No registrations have been sought or obtained with respect to the word "Unionamerica" in any countries in the world other than those set out in the Assignment of Trademarks. Except as set forth on Schedule 3.20(a)(1), (1) the Company is the sole owner, or has a valid and effective license or otherwise has the right to use, all of the Intellectual Property Rights and
     (2) the Company has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or Liens, all Intellectual Property Rights that are material to the conduct of its business. With respect to the software set forth on Schedule 3.20(a)(2), and except as otherwise set forth on such Schedule, either UA Management or the Company or one of its Affiliates is the sole owner, or has a valid and effective license or otherwise has the right to use (free and clear of any royalty or other payment obligations, claims of infringement or Liens), all of such software. The Company has made all material payments and performed all of its other material obligations and covenants in connection therewith and the representations and warranties of the Company to the licensors and sublicensors thereof were materially true and correct when made.

               (b)  Except as set forth on Schedule 3.20(a)(1),
     (1) the Company has not been charged and has not received any claim or charge (written or, to the knowledge of Seller, oral), and to the knowledge of Seller there is no basis for any such claim or charge, with respect to the infringement
     (whether in the past or as an ongoing matter) of any unexpired patent, trademark, trade name, service mark or design, copyright, copyright registration or other proprietary right of any Person (including Seller and its Affiliates) and (2) to the knowledge of Seller, the Company has not made unlicensed use of confidential information. No act has been done or omitted to be done, and no event has occurred or to the knowledge of Seller is reasonably likely to occur, which may render any of the Intellectual Property Rights subject to revocation, compulsory license, cancellation or amendment or may prevent the grant or registration of a valid intellectual property right pursuant to a pending application. To the knowledge of Seller, no Person other than the Company (and other Affiliates of Seller to the extent set forth on Schedule 3.20(a)(1)) uses any of the service marks listed on Schedule 3.20(a)(1) and no Person has disputed the right of the Company to use without restriction any such service marks.
     No Intellectual Property Rights owned or used by the Company and no use by or license for use granted to the Company will be lost, or rendered liable to any right of termination by any Persons, by reason of the transactions contemplated by this Agreement.

               (c)  All the records and systems (including
     computer systems) and all data and information of the Company are recorded, stored, maintained or operated or otherwise held by the Company (or by Seller or its Affiliates for the benefit of the Company), free from any Lien.

               SECTION 3.21.  Employee Benefit Plans.

               (a)  Except as otherwise disclosed on
     Schedule 3.21, none of the Employees is a member or proposing to become a member of, and the Company is not a party to, any share incentive scheme, share option scheme or profit sharing, bonus or other such incentive scheme.

               (b)  Except with respect to the Unionamerica
     Scheme (as defined below) (and except as otherwise disclosed in Schedule 3.21), Seller has no obligation (whether contractual or otherwise) or intention to pay or provide for any "relevant benefits" within the meaning of Section 612 of the Taxes Act or any disability insurance or permanent health insurance.

               (c)  No changes in or augmentation of the
     benefits currently provided under the Unionamerica Scheme have been announced by any Person or are being considered by Seller or the Company or the trustees of the Unionamerica
     Scheme or the principal company of the Unionamerica
     Scheme.

               (d)  True, complete and correct information
     regarding the Unionamerica Scheme (as in effect on June 30, 1993) has been disclosed to Buyer and are set out in Schedule
     3.21 and no changes have been made to the Unionamerica
     Scheme since such date.

               (e)  The Company participates in the
     Unionamerica Scheme. All companies participating in the Unionamerica Scheme have been properly admitted to participate therein and participate therein on the same terms as apply to all other participating employers.

               (f) True, complete and correct copies of the Trust Deed and Rules and other documents containing the provisions currently governing the Unionamerica Scheme, along with true, complete and correct information regarding the benefits and entitlements thereunder, have been delivered to Buyer as well as a current membership list, and the Company (except as otherwise disclosed on Schedule 3.21) has no liability (including any liability connected with the making of transfer payments by the Unionamerica Scheme) to any Person in respect of or connected with the membership or former membership in the Unionamerica Scheme of any Person other than as revealed in such documents and information. The information which has been made available to Buyer is true, complete and correct and fairly presented; and to the extent that it related to the assets or membership data of the Unionamerica Scheme at a particular date, there has been no material adverse change in the Unionamerica
     Scheme, except as disclosed to Buyer's Actuary.

               (g) True, complete and correct copies of the latest actuarial valuation report and of the latest accounts to the Unionamerica Scheme have been delivered to Buyer.

               (h)  The Unionamerica Scheme is an "exempt
     approved scheme" (within the meaning of Chapter I of the Part XIV of ICTA 1988) and has at all times complied with and been administered in accordance with all applicable laws, regulations and requirements, including the requirements of the Inland Revenue for continued approval as an exempt approved scheme and of trust law; and there is not and never has been an appropriate contracting-out certificate (within the meaning of Section 3 of the Social Security Pensions Act
     1975) in force in respect of the Unionamerica Scheme. There is no reason why approval of the Unionamerica Scheme by the Board of Inland Revenue should be withdrawn or cease to apply.

               (i)  To the knowledge of Seller, there is no
     dispute with regard to the benefits payable under the Unionamerica Scheme and no legal proceedings by or against the trustees of the Unionamerica Scheme in their capacity as such are pending, threatened or expected, and to the knowledge of Seller there is no fact or circumstance likely to give rise to any such proceedings.

               (j)  No refund of assets or monies to any
     employer participating in the Unionamerica Scheme has been or is proposed to be made.

               (k)  The Company, the trustees and the
     administrator of the Unionamerica Scheme have each duly complied with all their obligations and duties (including statutory obligations) under and in respect of the Unionamerica Scheme; all amounts due to the trustees of the Unionamerica Scheme and to any insurance company in connection with the Unionamerica Scheme have been paid;
     and there are no material actions, suits or claims pending or threatened in respect of the Unionamerica Scheme (other than routine claims for benefits).

               (l)  The Company (except as otherwise
     disclosed on Schedule 3.21) has no obligation or liability
     (actual or contingent, present or future) to contribute to any personal pension scheme (as defined in section 630 of the Taxes Act) in respect of any of its Employees.

               SECTION 3.22.  Directors, Officers and
     Employees.

               (a) Schedule 3.22 contains a true, complete and correct list of certain individuals who are employed by the Company or who, as of the Closing, will be employed by the Company (each, a "Key Employee"), including, with respect to each such Key Employee, the annual salary or compensation of such Key Employee and any bonuses or incentive awards or other benefits paid or to which such Key Employee was or is entitled in 1992 and 1993. None of the Key Employees has served notice of termination of his/her employment with the Company. To the knowledge of Seller, there is not in existence any Contract of employment with any Employee (or any Contract for services with any individual) which, if terminated or purported to be terminated by three (3) months' notice or less, would give rise to a claim for material damages or compensation (in addition to any right to a claim for a statutory redundancy payment or statutory compensation for unfair dismissal).

               (b) No material dispute has arisen within the two (2) years immediately preceding the date of this Agreement between the Company and a material number or category of the Employees (or any trade union or other body representing all or any of the Employees) and, to the knowledge of Seller, there are no present circumstances which are likely to give rise to any such dispute. No material liability has been incurred by the Company for breach of any Contract of service or for services, for redundancy payments, protective awards or for compensation for wrongful dismissal or for failure to comply with any order for the reinstatement or re-engagement of any Employee for any other material liability accruing from the termination of employment or services.

               SECTION 3.23.  Banks, Brokerage Accounts
     and Powers of Attorney. Schedule 3.23 contains a true, complete and correct list of: (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Company has an account, credit line or safe deposit box or vault, or otherwise maintains business relations; (b) the name of each Person authorized by the Company to draw thereon or to have access to any safe deposit box or vault; and (c) the names of all Persons authorized by powers of attorney, proxies or other instruments to act on behalf of the Company (other than those Persons who are managing general agents and set forth on Schedule 3.11).

               SECTION 3.24.  Brokers and Finders, etc.
     Neither Seller nor the Company, nor any of their respective officers, directors or employees, nor any of their Affiliates, has employed any broker, agent or finder, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, other than fees to the Persons listed on Schedule
     3.24, which fees are obligations solely of Seller and will be duly paid by Seller.

               SECTION 3.25.  Securities.  Seller is acquiring
     the Buyer Shares and the Senior Preference Shares solely for its own account and not with a view to any distribution of the Buyer Shares or the Senior Preference Shares or any part thereof, or interest therein, except in accordance with the United States Securities Act of 1933, as amended (the "Securities Act").

               SECTION 3.26.  Contribution.  The cash
     contribution of US $44,928,493.00 made on June 17, 1993 by Seller to the Company, is properly characterized as profits available for distribution (distributable reserves) in accordance with section 263(3) of the Companies Act and in accordance with applicable UK Accounting Standards.

               SECTION 3.27.  Unionamerica Reorganization.
     Prior to the date of this Agreement, Seller has made available to Buyer true, complete and correct copies of those certain agreements between the Company and certain of its Affiliates pursuant to which the Company acquired the assets set forth in those agreements (the "Unionamerica Reorganization").

               SECTION 3.28.  Termination of Certain
     Affiliate Contracts. As of the Closing, the Company shall have no liabilities or obligations (whether actual or contingent) under any of the Contracts set forth on Schedule
     5.5.

               SECTION 3.29.  Full Disclosure.  No
     representation or warranty of Seller herein contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made not misleading.

               SECTION 3.30.  No Representation as to
     Insurance or Reinsurance Reserves. Notwithstanding anything contained in any of the Transaction Documents, including, without limitation, any of the representations and warranties contained in this Article III, Seller makes no representation or warranty with respect to the adequacy of the Company's reserves for losses (including losses incurred but not reported) or loss adjustment expenses.

                       ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF BUYER AND
     PARENT

               Buyer and Parent represent and warrant as follows:

               SECTION 4.1.  Corporate Existence.  Each of
     Buyer and Parent is a private company limited by shares, incorporated in England, and has full power and authority and possesses all rights, licenses, authorizations and approvals, governmental or otherwise, necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets, to carry on its business as currently conducted and to perform its obligations under the Transaction Documents to which it is a party. Neither Buyer nor Parent has conducted any business other than in connection with the transactions contemplated by the Transaction Documents.

               SECTION 4.2.  Authorization; Enforcement.
     Each of Buyer and Parent has all necessary corporate power and authority to execute and deliver the Transaction
     Documents to which it is a party, and to perform its obligations under the Transaction Documents to which it is a party in accordance with the terms of such Transaction Documents. Each of Buyer and Parent has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and the consummation of the transactions contemplated thereby. As of the Closing, each of Buyer and Parent will have taken all necessary corporate action to duly and validly authorize its execution and delivery of the Transaction Documents (other than this Agreement) to which it is a party and the consummation of the transactions contemplated by such Transaction Documents. This Agreement has been duly executed and delivered by each of Buyer and Parent and constitutes a valid and legally binding obligation of each of Buyer and Parent, enforceable against each of them in accordance with its terms. On or before the Closing Date, each of the other Transaction Documents to which Buyer or Parent is a party will be duly executed and delivered by Buyer or Parent, as the case may be, and when executed and delivered by Buyer and Parent, as the case may be, will constitute a valid and legally binding obligation of Buyer or Parent, as the case may be, enforceable against Buyer or Parent, as the case may be, in accordance with its terms.

               SECTION 4.3.  Consents and Approvals.  No
     Consent is required to be obtained, made or given by or with respect to Buyer or Parent in connection with the execution and delivery by Buyer or Parent of any of the Transaction Documents to which Buyer or Parent, as the case may be, is a party, the performance by Buyer or Parent of its obligations under any of such Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, other than as described in Sections 6.1(e) and 6.1(f).

               SECTION 4.4.  No Conflicts.  Neither (i) the
     execution or the delivery by Buyer or Parent of this Agreement, or the performance by Buyer or Parent of this Agreement, or the consummation of the transactions contemplated by this Agreement, nor (ii) the execution or the delivery by Buyer or Parent of the Transaction Documents (other than this Agreement) to which Buyer or Parent is a party, or the performance by Buyer or Parent of such Transaction Documents, or the consummation of the transactions contemplated by such Transaction Documents, will at the time of such execution, delivery, performance or consummation (as the case may be):

               (a) conflict with or result in a breach of any provision of the Memorandum and Articles of Association of Buyer or Parent;

               (b)  result in any conflict with, breach or
     violation of, or default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, require any consent or approval which has not been obtained with respect to, give rise to any right of termination, cancellation or acceleration of any obligations or loss of any benefit under, or result in the imposition of any Liens on any of the properties or assets of Buyer or Parent under: (1) any Contract or permit, concession, franchise or license to which Buyer or Parent is a party or by which it or any of its properties or assets is bound or (2) any order, decree, injunction, law, rule or regulation applicable to Buyer or Parent or any of its properties or assets, which conflict, breach, violation or default, or failure to obtain consent or approval, or right of termination, cancellation or acceleration, or loss of benefit or imposition of any Lien, would have, in any case or in the aggregate, a material adverse effect on Buyer's or Parent's business, operations, assets, liabilities or financial condition or which would interfere in any material way with the ability of Buyer or Parent to consummate the transactions contemplated by such Transaction Documents.

               SECTION 4.5.  Capital Structure.  As of the
     Closing, the Buyer Shares will have been duly authorized and, immediately prior to delivery of the relative share warrants to bearer in respect thereof in the manner described herein, will be validly issued and fully paid. Upon the exchange of the Buyer Shares for the A Senior Preference Shares pursuant to
     Section 1.2, the A Senior Preference Shares will have been duly authorized, will have the benefit of the applicable rights and covenants set forth in Exhibit B, and will rank senior in priority above any and all other classes of authorized share capital of Parent (other than the B Senior Preference Shares). Upon the exchange of the Buyer Shares for the A Senior Preference Shares pursuant to Section 1.2, the B Senior Preference Shares of US $1 each of Parent (the "B Senior Preference Shares" and, together with the A Senior Preference Shares, the "Senior Preference Shares") will have been duly authorized, and, upon issue, will have the benefit of the applicable rights and covenants set forth in Exhibit B and will rank senior in priority above any and all other classes of authorized share capital of Parent (other than the A Senior Preference Shares). Upon allotment and delivery of the relative share certificate(s) in respect of the A Senior Preference Shares in the manner described herein, the A
     Senior Preference Shares will be validly issued and fully paid. There are no standstill, voting or similar agreements or Contracts nor rights of first offer or first refusal to which Buyer, Parent or any of their respective Affiliates is a party that currently or in the future will limit the ability of any Person to acquire, vote, sell, hold or otherwise deal with the Buyer Shares (other than Liens which may be required by lenders to Buyer or Parent in connection with financing for this transaction) or the Senior Preference Shares. Upon the consummation of the transactions contemplated by this Agreement, Seller will acquire from Parent beneficial ownership of the A Senior Preference Shares, free and clear of all Liens, together with all rights which now are, or at any time hereafter may become, attached to them, including the right to receive all dividends and other distributions declared, made or paid after the Closing Date.

               SECTION 4.6.  Brokers and Finders, etc.
     Neither Buyer nor Parent nor any of their respective directors, officers or employees, nor any of their Affiliates, has employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

               SECTION 4.7.  Available Funds.  Subject only
     to the satisfaction of the condition set forth in Section 6.1(h), Buyer will have sufficient funds at the Closing to purchase the Shares pursuant to this Agreement.

               SECTION 4.8.  Securities.  Buyer is acquiring
     the Shares solely for its own account and not with a view to any distribution or other disposition of the Shares or any part thereof, or interest therein, except in accordance with the Securities Act.

               SECTION 4.9.  Full Disclosure.  No
     representation or warranty of Buyer or Parent contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made not misleading.

                       ARTICLE V

                       COVENANTS

               SECTION 5.1.  Operations in the Ordinary
     Course. Except as otherwise contemplated by this Agreement or consented to in writing by Buyer, from the date of this Agreement through the Closing Date, Seller will cause the Company to conduct its business only in the usual, regular and ordinary course consistent with past practices. Without limiting the generality of the foregoing, Seller will cause the Company to:

               (a) use reasonable efforts to maintain insurance coverages on the assets and properties of the Company on a basis consistent with past practice;

               (b) maintain its books, accounts and records on a basis consistent with past practice;

               (c) comply in all material respects with all applicable judgments, orders, injunctions, laws, statutes, regulations, ordinances and Permits of Governmental
     Authorities and preserve in full force and effect all Permits material to the Company's business and operations;

               (d) maintain and keep its material properties and equipment in good repair, working order and condition, subject to reasonable and normal wear and tear;

               (e)  perform in all material respects its
     obligations under all Scheduled Contracts and under all insurance and reinsurance Contracts to which the Company is a party (in each case, on a basis consistent with past practice); and

               (f) use its reasonable efforts to maintain and preserve its business organization, retain the services of the Key Employees, and maintain its relationships with its agents, policyholders, suppliers and customers.

               SECTION 5.2.  Restrictions.  Except as
     otherwise contemplated by this Agreement or the Tax
     Indemnification Agreement or consented to in writing by Buyer, from the date of this Agreement through the Closing
     Date, Seller will not permit the Company to:

               (a) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of other Persons other than in the ordinary course of business consistent with past practice;

               (b) grant or create any Lien on any of its assets other than Liens in the ordinary course of business consistent with past practice;

               (c) make any material changes in its Investment Policies or make any material change in its financial, tax or accounting methods, principles or practices (including any material change with respect to the establishment of reserves for unearned premiums, losses (including incurred but not reported losses) and loss adjustment expenses or any change in depreciation or amortization policies or rates adopted by
     it), except as may be required by law or applicable UK
     Accounting Standards;

               (d)  grant to any Employee any increase in
     salary or other regularly paid remuneration which would constitute a material increase in the salary or other remuneration of such Employee, or grant to any Employee any increase in severance or termination pay; grant or approve any general increase in salaries of all or a substantial portion of the Employees; pay or award any bonus, incentive compensation, service award or other like benefit for or to the credit of any Employee; enter into any employment Contract with any Employee except as may be required under any employment Contract set forth on Schedule 3.11; or adopt or amend in any material respect any Employee Benefit Plan;

               (e) authorize, allot, issue, deliver or sell any shares in the capital of the Company or obligations or securities convertible into or exchangeable for, or warrants, options or other rights in respect of, any such shares;

               (f)  amend its Memorandum or Articles of
     Association;

               (g) declare, pay or make any dividends or other distributions (whether in cash, securities or other property or any combination thereof) or reduce, repurchase, redeem or otherwise acquire any of its share capital;

               (h) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire any assets or properties that are material, individually or in the aggregate, to the Company;

               (i) sell, lease or otherwise dispose of any of its assets or properties that are material, individually or in the aggregate, to the Company (other than transactions involving securities in its investment portfolio in the ordinary course of business consistent with past practice, except as set forth in paragraph (p) of this Section 5.2);

               (j) make any capital expenditure or execute any lease or incur any commitment or liability therefor not contained in a written budget prepared by the management of the Company on or before the date of this Agreement involving annual payments in excess of 15,000 pounds individually or 50,000 pounds in the aggregate (other than expenditures, leases, commitments or liabilities arising from the purchase or lease of automobiles owned by the Company for use in its business, if such automobiles are purchased or leased to replace an existing Company automobile and the purchase price or lease price for such new automobile is not materially greater than that for the automobile being so replaced);

               (k) enter into any Contract that would meet any criterion for inclusion on Schedule 3.11, or terminate, amend or modify any Scheduled Contract involving future liabilities in excess of 100,000 pounds in any case;

               (l) commute any reinsurance Contract with any of Seller's Affiliates;

               (m) cancel any indebtedness involving liabilities in excess of 10,000 pounds in any case;

               (n) waive or compromise any rights having an economic value to the Company in excess of 20,000 pounds in any case (other than commutations of insurance or reinsurance Contracts (other than those referred to in Section 5.2(l)) and settlements of insurance and reinsurance claims in the ordinary course of business consistent with past practice);

               (o)  settle pending or threatened Litigation
     (other than insurance or reinsurance Litigation in the ordinary course of business consistent with past practice) in an amount exceeding 25,000 pounds in the aggregate;

               (p)  take any capital gains (or realize any
     investment profit) in excess of US $500,000 in the aggregate or decrease the level of its technical reserves (other than the payment of claims under Insurance Arrangements in the ordinary course of business consistent with past practice);

               (q) purchase or otherwise invest in any interest in (1) real property (including any extension of credit secured by a mortgage or deed of trust), (2) common or ordinary shares or (3) bonds, notes, debentures or other evidence of indebtedness rated lower than "Aa" by Moody's Investors Service, Inc. or "AA" by Standard & Poor's Corporation at the time of purchase;

               (r) make any payments to its Affiliates (other than pursuant to the terms of the Scheduled Contracts described in Section 3.11(a)(8) and Insurance Arrangements);

               (s) take any action, or omit to take any action, that would result in, (1) any of the representations and warranties of Seller that are qualified as to materiality becoming untrue or any of such representations or warranties that are not so qualified becoming untrue in any material respect or (2) any of the conditions to the Closing not being satisfied; or

               (t) authorize any of, or commit or agree to take any of, the foregoing actions.

               SECTION 5.3.  Related Matters.

               (a) Seller shall promptly report to Buyer the termination of employment of, or a written threat to terminate employment made by, any of the Key Employees.

               (b) Seller shall promptly notify Buyer in writing of any event, condition, change or effect having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect.

               (c) Seller shall promptly notify Buyer in writing of any matter or change that affects or, insofar as reasonably can be foreseen, would affect the accuracy or completeness of any representation or warranty made by Seller in this Agreement. If such representation or warranty is of a nature that can be made accurate, Seller shall use its reasonable efforts to promptly effect appropriate curative action and shall provide Buyer with evidence thereof reasonably satisfactory to Buyer.

               (d)  Seller shall promptly notify Buyer in
     writing if it fails to perform or observe any covenant or agreement to be performed or observed by it under this Agreement and shall use its reasonable efforts to promptly effect appropriate curative action and shall provide Buyer with evidence thereof reasonably satisfactory to Buyer.

               SECTION 5.4.  Access to Information.  Seller
     shall cause the Company to afford to Buyer, and to Buyer's accountants, counsel, financial advisers and other representatives, at reasonable times (during normal business hours) during the twenty (20) Business Days following the execution of this Agreement (subject to extension by written agreement of Buyer and Seller) (the "Initial Due Diligence Period") and thereafter until the Closing Date, access to all of its books, records, Contracts, facilities and personnel, including management and Employees, so that Buyer may investigate the Company (including its financial statements, accounting methods, assets, liabilities, insurance and reinsurance
     Contracts and other arrangements, client lists, administrative procedures, operations and business plans and prospects); and Seller shall cause the Company to furnish promptly to Buyer from the date hereof until the Closing: (a) a copy of each material document filed by it or provided during such period pursuant to the requirements of any United Kingdom, State or other applicable insurance law or regulation; (b) updated financial statements comparable to those described in Section 3.8(a) promptly after such financial statements have been prepared by the Company in accordance with past practice, in the case of each quarterly financial statement, certified by the Finance Director of the Company and, in the case of each annual financial statement, signed by the directors and audited by KPMG Peat Marwick; (c) after the end of each month, its management financial reports (together with all accompanying documents), underwriting revenue accounts and profits and loss accounts, in each case prepared with respect to such month in accordance with past practice; (d) each written report or examination of financial condition or market conduct (whether in draft or final form) of the Company issued by any Governmental Authority that has been received by the Company; (e) after the end of each month, status reports of the Scheduled Investments and any other
     Investments in the Company's investment portfolio after the date hereof, showing the composition and valuation of the investment portfolio as of the end of such month (provided that during the month immediately preceding the anticipated Closing Date, Seller shall cause Buyer to be furnished with such investment portfolio status reports at the end of each week); (f) all auditors' working papers (to the extent reasonably obtainable) and internal work papers utilized or referred to in the preparation of the Company Financials;
     (g) all material correspondence with any Governmental
     Authority or Tax Authority; (h) all correspondence, internal memoranda and filings relating to any material Litigation or claims against the Company (other than in connection with Insurance Arrangements) solely to the extent that furnishing such documents would not, in the reasonable judgment of counsel to Seller, breach any attorney-client privilege; and
     (i) all other information and documents concerning the Company's business, properties and personnel as Buyer may reasonably request. All nonpublic information received pursuant to this Section 5.4 shall be deemed by the parties hereto to be "Confidential Information" for purposes of the Confidentiality Agreement dated October 12, 1992 between
     Lazard Brothers & Co., Limited and International Insurance Advisors, Inc. (the "Confidentiality Agreement") and shall be subject to the Confidentiality Agreement.

               SECTION 5.5. Termination of Certain Affiliate Agreements. Seller shall cause each of the Contracts between the Company and its Affiliates listed on Schedule 5.5 to be terminated prior to the Closing with settlement values not to exceed amounts actually accrued under such Contracts and in no event to include compensation for early termination
     (except in the case of the inwards reinsurance agreement with The Continental Insurance Company which will be cancelled in exchange for a payment by the Company not exceeding the Company's net reserves recorded in its books as at the date of cancellation in respect of its net retention under that agreement and the outwards reinsurance contract with Bayside Reinsurance Company, which will be cancelled without compensation).

               SECTION 5.6.  No Solicitation.  Seller shall not,
     nor shall it permit any of its Affiliates to, nor shall it authorize or permit any director, officer or employee (or any investment banker, attorney or other advisor or representative) of Seller or any of its Affiliates to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Investment
     Proposal (as defined below), (b) enter into any Contract with respect to any Investment Proposal, (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Investment Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee (or any investment banker, attorney or other advisor or representative) of Seller or any of its Affiliates, with the knowledge of Seller but whether or not such Person is purporting to act on behalf of Seller or otherwise, shall be deemed to be a breach of this covenant by Seller. For the purposes of this Agreement, "Investment Proposal" means any proposal or offer (other than an offer by Buyer or any of its Affiliates) for a merger, consolidation or other business combination involving the Company or any proposal or offer
     (other than a proposal or offer by Buyer or any of its Affiliates) to acquire in any manner, directly or indirectly, an equity interest in any voting securities of or a substantial portion of the assets of the Company.

               SECTION 5.7.  Financing.  Buyer shall use its
     best efforts to obtain within ten (10) Business Days following the expiration of the Initial Due Diligence Period (the
     "Commitment Date"), one or more commitment letters between Buyer and lenders which, subject to the satisfaction or waiver of certain conditions, commit such lenders to make available to Buyer an aggregate of not less than US $80,000,000.

               SECTION 5.8.  Filings and Authorizations.
     Each of Buyer, Parent and Seller shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to applicable law in connection with the transactions contemplated by this Agreement, including such documentation and information as may be requested by the Secretary of State (as referred to in the Insurance
     Companies Act) in order to obtain the approval described in
     Section 6.1(e). Each of Buyer, Parent and Seller, as promptly as practicable, shall (a) make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to it, or to its Affiliates, and give such reasonable undertakings, as may be required for it to consummate the transactions contemplated by this Agreement, (b) use its reasonable efforts to obtain or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Affiliates, in order for it so to consummate such transactions and (c) use its reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. Buyer, Parent and Seller will coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

                       ARTICLE VI

                  CONDITIONS PRECEDENT

               SECTION 6.1.  Conditions to Buyer's and
     Parent's Obligations. The obligations of Buyer and Parent to consummate the Closing are subject to the delivery of all documents required to be delivered by Seller pursuant to
     Section 2.2 and to the satisfaction in full, prior to or at the Closing, of each of the following conditions precedent (any one or more of which may be waived by Buyer and Parent):

               (a)  Representations and Warranties.  All
     representations and warranties of Seller contained in Article III qualified as to materiality shall be true, complete and correct, and those not so qualified shall be true, complete and correct in all material respects, at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except as affected by actions taken after the date of this Agreement in compliance with the terms hereof.

               (b)  Compliance with Agreements and
     Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date.

               (c) Seller's Certificates. Seller shall have delivered to Buyer and Parent: (1) a certificate, dated the Closing Date, signed on behalf of Seller by two (2) of its officers who shall be executive vice presidents and/or senior vice presidents, to the effect that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied; and (2) a certificate, dated the Closing Date, signed on behalf of Seller by its chief financial officer, to the effect that the contribution of US $44,928,493 contributed to the Company by Seller as described in Section 3.26 is properly characterized as profits available for distribution (distributable reserves) in accordance with section 263(3) of the Companies Act and in accordance with applicable UK Accounting Standards as of the Closing
     Date.

               (d)  Litigation.  The consummation of the
     Closing shall not have been prohibited or restrained by any order, injunction, decree or judgment of any Governmental
     Authority.

               (e)  Insurance Companies Act Approval.  Either
     (1) Buyer shall have received from the Secretary of State, before the expiration of the three (3) month period from the date of service on him of the notice of intention of each of Buyer, Parent and certain of their Affiliates to become a controller of the Company and comply with section 61 of the Insurance Companies Act, a written notice stating that the Secretary of State has no objection to each such Person becoming a controller of the Company, or (2) such three (3) month period shall have elapsed without the Secretary of State having served a written notice of objection in respect of any such Person becoming a controller.

               (f)  Monopolies and Mergers Approval.  Buyer
     shall have received, in form and substance reasonably satisfactory to it, confirmation from the Secretary of State for Trade and Industry that the proposed acquisition and any matters arising therefrom will not be referred to the Monopolies and Mergers Commission.

               (g) Opinions. Buyer shall have received the opinions dated the Closing Date, addressed to Buyer, of (1) Debevoise & Plimpton, United States counsel to Seller, substantially in the form of Exhibit L; and (2) Lovell White Durrant, English solicitors to Seller and the Company, substantially in the form of Exhibit M.

               (h)  Financing.  Buyer shall have obtained
     proceeds from financing sources in an aggregate amount of not less than US $80,000,000 on substantially the terms and conditions set forth in the letters described in Section 5.7 to enable it to consummate the transactions contemplated hereby.

               SECTION 6.2.  Conditions to Seller's
     Obligations. Seller's obligations to consummate the Closing are subject to the delivery of all documents required to be delivered by Buyer or Parent pursuant to Section 2.2 and to the satisfaction in full, prior to or at the Closing, of each of the following conditions precedent (any one or more of which may be waived by Seller):

               (a)  Representations and Warranties.  All
     representations and warranties of Buyer and Parent contained in Article IV qualified as to materiality shall be true, complete and correct, and those not so qualified shall be true, complete and correct in all material respects, at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, except as affected by actions taken after the date of this Agreement in compliance with the terms hereof.

               (b)  Compliance with Agreements and
     Conditions. Buyer and Parent shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or before the Closing Date.

               (c) Buyer's Certificates. Buyer and Parent shall have delivered to Seller certificates, dated the Closing Date, signed on behalf of Buyer by two (2) of its directors, and on behalf of Parent by two (2) of its directors, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b), respectively, have been satisfied.

               (d)  Litigation.  The consummation of the
     Closing shall not have been prohibited or restrained by any order, injunction, decree or judgment of any Governmental
     Authority.

               (e)  Consents.  The Consents described in
     Sections 6.1(e) and 6.1(f) shall have been duly obtained, made or given and shall be in full force and effect at the Closing.

               (f) Opinions. Seller shall have received the opinion dated the Closing Date, addressed to Seller, of (1) Freshfields, English solicitors to Buyer and Parent, substantially in the form of Exhibit N, and (2) LeBoeuf, Lamb, Leiby & MacRae, United States counsel to Buyer and Parent, substantially in the form of Exhibit O.

                      ARTICLE VII

                   FURTHER AGREEMENTS

               SECTION 7.1.  Pension Agreement.

               (a) Definitions. In this Section 7.1, unless the context otherwise requires, expressions shall have the following meanings:

                    (1)  "Transfer Amount" means the
               transfer amount calculated in accordance with the Actuary's Letter.

                    (2)  "Actuary's Letter" means the letter
               from Seller's Actuary to Buyer's Actuary, a copy of which is attached in the agreed form as Schedule 7.1.

                    (3)  "Interest" means, in relation to any
               amount, the increase in the value of a unit in the Scottish Widows Pension Management (SWF) Limited Managed Fund between one day before the Payment Date and one day before the date of actual payment.

                    (4)  "Payment Date" means such date as
               shall be agreed in writing by Seller and Buyer falling on or after the Pension Transfer Date or, in default of agreement, seven (7) days after the later of the following dates:

                         (A)   The date the Transfer
                    Amount is agreed upon by Buyer's Actuary in accordance with Section 7.1(d) or the date of final determination of the Transfer Amount in accordance with Section 7.1(g) (as the case may be), or

                         (B)   The date the Inland Revenue
                    approves the transfer from the Unionamerica
                    Scheme to Buyer's Scheme (if such approval is necessary).

                    (5)  "Buyer's Actuary" means Mr. Ian
               Boonin of Coopers & Lybrand or such other Actuary as Buyer may from time to time appoint for the purposes of this Section 7.1.

                    (6)  "Buyer's Scheme" means a scheme or
               schemes to be nominated in accordance with Section
               7.1(c), and where the context requires, means the trustees of Buyer's Scheme.

                    (7)  "Pension Transfer Date" means
               Closing or where Buyer so requests a period of continued participation by the Company as an Employer under the Unionamerica Scheme (such period being an "Interim Period") a date not later than December 31, 1993 or such prior date falling between Closing and December 31, 1993 as Buyer shall on written notice to Seller select. Any participation during an Interim Period shall be upon such terms and conditions as Seller and Buyer shall agree but subject always to the terms and conditions for participation by an Employer set out in the Unionamerica Scheme at the date of this Agreement.

                    (8)  "Relevant Employees" means those
               Key Employees who are active members of the Unionamerica Scheme at Closing.

                    (9)  "Transferring Employees" means
               those of the Relevant Employees who continue to be employed by the Company after Closing and who become members of Buyer's Scheme with effect from the Pension Transfer Date pursuant to the offer of membership referred to in Section 7.1(c) and who consent to a payment or transfer from the Unionamerica Scheme to Buyer's Scheme in respect of the benefits accrued up to the Pension Transfer Date under the Unionamerica Scheme for and in respect of them.

                    (10)  "Unionamerica Scheme" means the
               Unionamerica Pension Scheme (formerly known as the Continental Reinsurance London Pension Scheme and prior to that and from its inception known as the Unionamerica Management Co. Ltd. Retirement and
               Death Benefits Scheme) established by a declaration of trust dated December 13, 1972 and now governed by a Trust Deed and Rules dated August 22, 1991.

                    (11)  "Seller's Actuary" means Mr.
               Christopher Carr of The Alexander Consulting Group or such other Actuary as Seller may from time to time appoint for the purposes of this Section 7.1.

               (b)  Period between Exchange of Contracts and
     Closing/Payment Date.

                    It is hereby agreed that:

                    (1)  Seller shall procure that the
               Unionamerica Scheme shall be maintained in full force and effect until the Payment Date and shall use its best efforts to procure that the Unionamerica Scheme retains approval as an exempt approved scheme under Chapter 1 of Part XIV of the Taxes Act.

                    (2)  Seller shall procure that, with the
               exception of such amendments as may be necessary to enable the Unionamerica Scheme to comply with any statutory provision or regulation or any direction from or requirement of the Inland Revenue, no amendment to the Unionamerica Scheme will be made prior to the Payment Date if such amendment would affect the Transfer Amount or the amount to be received by Buyer's Scheme pursuant to this Section 7.1.

                    (3)  Seller shall use its best efforts to
               procure that, except with Buyer's prior written consent, no act or omission shall occur before the Pension
               Transfer Date which causes or would cause:

                         (A)  The transfer of all or any
                         part of the Transfer Amount to Buyer's
                         Scheme to be unreasonably delayed or
                         prevented; or

                         (B)  An enhancement or change
                         before the Payment Date of any benefits
                         payable or contingently payable under the Unionamerica Scheme to any Relevant
                         Employee.

                    (4)  Until the Pension Transfer Date all
               benefits payable under the Unionamerica Scheme on the death of a Relevant Employee before normal pension age while in employment will be fully insured under a policy with an insurance company of good repute authorized to issue such insurance.

               (c)  Buyer's Scheme.  Subject to Seller
     complying with Section 7.1(b) above in all material respects, Buyer shall use all reasonable efforts to procure before Closing and shall in any event procure that before the Payment Date and with effect from a date no later than the Pension Transfer Date, Buyer will have nominated or established (or become a party to) a retirement benefits scheme which is approved or capable of approval under Chapter I of Part XIV of the Taxes Act and to which the trustees of the Unionamerica Scheme can make a transfer of cash and/or assets without prejudicing the approval of the Unionamerica Scheme as an exempt approved scheme. Buyer shall procure that each of the Relevant Employees who remain employed by the Company and who have not attained the normal pension age under either Buyer's Scheme or the Unionamerica Scheme at the Pension Transfer Date will be offered membership of Buyer's Scheme with effect from the Pension Transfer Date.

               Subject to receipt by Buyer's Scheme of the Transfer Amount together with Interest, if any, Buyer shall procure that Buyer's Scheme shall credit the Transferring Employees in respect of their pensionable service in the Unionamerica Scheme before the Pension Transfer Date with benefits on the terms of Buyer's Scheme which are, agreed by Seller's Actuary and Buyer's Actuary, as being no less favorable overall in value to those benefits which apply to the Transferring Employees at the date of this Agreement.

               (d)  Determination of Transfer Amount.

                    (1)  As soon as reasonably practicable
               after the date of this Agreement, Seller shall instruct Seller's Actuary to prepare prior to Closing such calculations as may reasonably be required by Buyer's Actuary for the purpose of verifying the Transfer Amount and to make available such calculations promptly to Buyer's Actuary.

                    (2)  As soon as reasonably practicable
               after Closing, Seller shall instruct Seller's Actuary to calculate the Transfer Amount and to submit his findings to Buyer's Actuary for verification and agreement by him. If Buyer's Actuary agrees that such computation is in accordance with this Section 7.1, he shall notify in writing, within thirty (30) days after receipt of Seller's Actuary's findings, Seller's Actuary and Buyer of such agreement. If Buyer's Actuary does not agree as aforesaid, Seller's Actuary and Buyer's Actuary will then seek within thirty (30) days to negotiate a satisfactory agreement. If Seller's Actuary and Buyer's Actuary remain unable to agree upon the Transfer Amount after such period, the matter shall be referred to an Independent Actuary pursuant to Section 7.1(g).

                    (3)  Seller shall use its best efforts to
               procure that all such information as Buyer's Actuary may reasonably require for the purpose of verifying and agreeing the Transfer Amount shall be made promptly available to Buyer's Actuary and that all such information shall be true and complete.

                    (4)  Seller and Buyer shall use their best
               efforts to expedite the calculation and agreement of the Transfer Amount.

               (e) Payment of Transfer Amount. Seller hereby (subject to Buyer complying in all material respects with its obligations under Section 7.1(c) above) consents to the trustees of the Unionamerica Scheme making a payment in cash (or such other assets of mid-market value as Buyer may agree or a combination of both) equal to the Transfer
     Amount on the Payment Date together with Interest, if any, from the Payment Date to the date of actual payment. Seller shall procure that with effect from the Pension Transfer Date the Company is released and discharged from all liabilities under or in connection with the Unionamerica Scheme or to the trustees of the Unionamerica Scheme.

               To the extent that the amount received on or before the Payment Date by Buyer's Scheme from the Unionamerica Scheme falls short of that which would have been paid (or if no amount is paid) but is payable had the Transfer Amount in respect of Transferring Employees been calculated in accordance with the Actuary's Letter and this
     Section 7.1 (the amount of such difference being referred to in this paragraph as the "shortfall"), Seller then shall pay forthwith to Buyer within seven (7) days of the Payment Date an amount equal to the shortfall together with Interest. Buyer shall cause an amount equal to the shortfall to be paid to the trustees of Buyer's Scheme as soon as reasonably practicable and in any event no later than one month after receipt of the shortfall by Buyer.

               (f) Additional Voluntary Contributions. Any money purchase benefits (as defined in Section 66(1) of the Social Security Pension Act of 1975) attributable to additional voluntary contributions made (or deemed to have been made) by the Transferring Employees to the Unionamerica Scheme together with the accrued investment return thereon shall be disregarded for the purpose of determining the Transfer
     Amount.

               Seller shall use its best efforts to procure that on the Payment Date, where a Transferring Employee so requests and subject to applicable legislative and regulatory requirements, the trustees of the Unionamerica Scheme shall pay or transfer to the trustees of Buyer's Scheme, in addition to the Transfer Amount together with Interest, if any, all sums or policies which Seller's Actuary determines and Buyer's Actuary agrees to relate to the additional voluntary contributions paid by the Transferring Employees to the Unionamerica Scheme.

               (g)  Disputes.  Any dispute between Seller and
     Buyer or Seller's Actuary and Buyer's Actuary concerning the calculation of the Transfer Amount in accordance with the Actuary's Letter or any other matter of an actuarial nature, in the absence of agreement between them, shall be referred to an independent actuary agreed by Seller and Buyer or, failing such agreement within fourteen (14) days of one party calling upon the other in writing so to agree, appointed by the President for the time being of the Institute of Actuaries of England and Wales. Any such independent actuary shall reach his decision on the basis of the provisions of this Section
     7.1 and the Actuary's Letter and shall be final and binding upon Seller and Buyer. The charges and expenses of the independent actuary in respect of any such reference shall be borne equally by Seller and Buyer.

               SECTION 7.2.  Non-Competition.  From the
     date of this Agreement to the Closing Date, and for a period of two (2) years after the Closing Date, Seller covenants that except in connection with the transactions contemplated by this Agreement, it shall not, and it shall cause its Affiliates not to, individually or jointly with others, directly or indirectly, whether for its own account or for that of any other Person, own or hold any ownership or other participating interest in, or manage, operate, control or otherwise participate as such in, or act as a partner, principal or proprietor of any Person engaged primarily in the traditional assumed treaty and assumed facultative reinsurance business (exclusive of co-insurance and business reinsured under cedents' marine accounts) originated in the London Market and serviced from within the United Kingdom (the "Unionamerica Business");
     provided, however, that it shall not be a violation of this
     Section 7.2 for Seller and its Affiliates to (a) own or hold a passive investment as part of its investment portfolio in any Person which engages in the Unionamerica Business, so long as any such investment that is an equity investment does not exceed five percent (5%) of the aggregate outstanding capital stock (or other equity ownership interest) of such Person,
     (b) acquire a Person no more than five percent (5%) of the consolidated revenues of which for each of the three (3) fiscal years of such Person ended prior to the acquisition of such Person by Seller or any of its Affiliates were derived from the Unionamerica Business, or (c) underwrite insurance and/or reinsurance and/or provide insurance and/or reinsurance related services to existing and successor insureds, insurers, reinsurers, retrocessionaires and other clients of Seller and its Affiliates (other than the Company and CRC(UK) to the extent of the Unionamerica Business) in continuance of arrangements and contracts existing with Seller and its Affiliates (other than the Company and CRC(UK) to the extent of the Unionamerica Business) on the date of this Agreement (including all renewals or extensions thereof).

               SECTION 7.3.  Public Announcements.  Buyer,
     Parent and Seller will consult with each other before issuing any press release or otherwise making any public statements regarding the transactions contemplated by the Transaction Documents, and will not issue any such release or make any such statement, prior to such consultation or, after such consultation, if any party is not reasonably satisfied with the substance of such release or statement. Notwithstanding the foregoing, any party hereto may make any disclosure required to be made by it under applicable law (including United
     States Federal securities law), stock exchange regulations or order of a court of competent jurisdiction if it determines in good faith, upon advice of counsel, that it is necessary to do so and gives prior notice to the other parties hereto, using its best efforts (given any time constraints) to contact the other parties hereto and discuss such disclosure with such other party(s).

               SECTION 7.4.  Expenses.

               (a)  Whether or not the transactions
     contemplated by this Agreement are consummated or this Agreement is terminated pursuant to Section 9.1, except as provided in Section 7.4(b), all fees and expenses incurred in connection with the Transaction Documents and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

               (b) If this Agreement is terminated by Buyer pursuant to (1) Section 9.1(c), as a result of a breach that has or can reasonably be expected to have a financial consequence to the Company of US $3,000,000 or more or materially impairs the ability of any party to consummate the transactions contemplated by this Agreement, or (2) Section
     9.1(d), as a result of Buyer's rejection (pursuant to Section
     7.10) of Seller's proposed amendment of a Schedule to this Agreement, which proposed amendment was required to reflect changes resulting from an act or omission of Seller or any of its Affiliates, then, in each such case, Seller shall pay to Buyer, in next day funds, an amount equal to 66-2/3% of the reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Buyer and its Affiliates in connection with the Transaction Documents (including Buyer's due diligence investigation, negotiations and the letter of intent preceding this Agreement) or the consummation of any transactions contemplated by the Transaction Documents, including all reasonable fees and expenses of counsel, investment bankers, accountants, actuaries, lenders, experts and consultants to Buyer and its Affiliates; provided, however, that Seller's aggregate liability for such fees and expenses shall not exceed
     US $1,000,000; and, provided, further, that Buyer shall provide Seller with reasonable documentation of the fees and expenses for which Buyer seeks payment hereunder.

               SECTION 7.5.  D & O Insurance.  On and after
     the Closing Date, Seller shall provide (a) insurance coverage for M.A.J. Hayden covering the matters described in Section
     8.2(a)(5) regardless of when claims arose or are made, without any coverage limitations, and (b) insurance coverage for all present and former directors and officers of the Company covering claims made after the Closing Date in respect of acts or omissions occurring prior to the Closing Date, subject to coverage limitations similar to those set forth in the directors and officers insurance coverage that the Company has obtained for its directors and officers as of the date the claim is made but in any event with a coverage limit of 5,000,000 pounds in the aggregate per annum, provided, however, that such coverage shall not extend to any such director or officer who does not cooperate in a reasonable manner with Seller in the defense of any such claim. Parent and Buyer shall (and shall cause the Company to) use reasonable commercial efforts to obtain the cooperation of such directors and officers in the defense of any claims, actions and proceedings covered by such insurance.

               SECTION 7.6.  Seller's Covenants Regarding
     Senior Preference Shares. In connection with any sale, transfer or other disposition of all or any part of the Senior Preference Shares under an exemption from registration under the Securities Act, if requested by Parent, Seller will deliver to Parent an opinion of counsel experienced in Securities Act matters (which may be the General Counsel of Seller), reasonably satisfactory in form and substance to Parent, that such exemption is available. Seller hereby agrees and acknowledges that upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Senior Preference Shares (and all securities issued in exchange therefor or substitution thereof) shall bear, until such restrictions are no longer applicable, the following legend:

               "THE SECURITIES REPRESENTED BY
                    THIS CERTIFICATE HAVE NOT BEEN
                    REGISTERED UNDER THE UNITED
                    STATES SECURITIES ACT OF 1933, AS
                    AMENDED (THE "1933 ACT").  THEY MAY
                    NOT BE SOLD OR TRANSFERRED
                    EXCEPT IN COMPLIANCE WITH THE
                    REGISTRATION PROVISIONS OF THE 1933
                    ACT AND ANY APPLICABLE STATE BLUE
                    SKY LAWS OR SECURITIES LAWS OR
                    PURSUANT TO AN AVAILABLE
                    EXEMPTION FROM SUCH PROVISIONS."

               SECTION 7.7.  Use of Certain Names.
     Immediately following the Closing, Seller shall, and shall cause all of its Affiliates to, cease conducting business under the name "Unionamerica" or any variant thereof, whether alone or in combination, and shall promptly cause any Affiliate whose corporate name contains such words to change its name to a name that does not contain such words (it being understood that the licenses referred to in Schedule 3.20(a)(1) with respect to the Unionamerica service mark will be terminated at or immediately prior to the Closing). At or immediately prior to the Closing, Seller shall assign to the Company all of its right, title and interest in and to the service marks set forth on Schedule 3.20, free from any material
     Liens, pursuant to the Assignment of Trademarks. Seller shall cause a duly executed assignment to the Company to be recorded at each relevant national trademark registry (or similar Governmental Authority), the reasonable costs incurred in such recordings to be borne by Buyer. Except as may be necessary in connection with the performance of their obligations under the Run-Off Agreement, Buyer, Parent and their Affiliates shall be prohibited from using the name "Continental" or any variant thereof, whether alone or in combination.

               SECTION 7.8.  Further Assurances.  (a) On and
     after the Closing Date, Buyer, Parent and Seller will take all appropriate actions and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including those in order to put Buyer in possession and operating control of the business of the Company.

               (b)  The parties shall cause the accounting
     treatment of the contribution in the amount of US $44,928,493 (referred to in Section 3.26) in the accounts of the Company (including the accounts of the Company to be prepared and audited in respect of the year ending December 31, 1993 for the purpose of the Companies Act) to be as set forth in
     Schedule 7.8(b).

               SECTION 7.9.  Books and Records.  Buyer and
     Seller agree that with respect to any books, records and files relating to the business, properties, assets or operations of the Company, prior to the Closing Date in the possession of Buyer and its Affiliates, on the one hand, or Seller and its Affiliates, on the other hand, each party (at its expense) shall have the right, to the extent reasonably requested by such party, to inspect and to make copies of the same at any time during normal business hours for any proper purpose. Seller further agrees that, to the extent any such books, records and files have not otherwise been delivered to the Company or Buyer, Seller will not, and will not permit any of its Affiliates to, destroy or dispose of any such books, records or files without first offering to provide such books, records or files to Buyer at no expense to Seller or any of its Affiliates. Buyer further agrees that it will not, and will not permit any of its Affiliates to, destroy or dispose of any such books, records or files without first offering to provide such books, records or files to Seller at no expense to Buyer or any of its Affiliates.

               SECTION 7.10.  Amendments of Schedules.


               (a)  Seller shall be permitted to amend the
     Schedules to this Agreement only to the extent necessary to reflect changes resulting from events occurring after the date of this Agreement (each, an "Intervening Event"). Notwithstanding anything contained in this Section 7.10, Seller shall not be permitted to amend any of the Schedules for any other reason, including to correct or complete Schedules that did not provide accurate disclosure of facts and circumstances existing as of the date of this Agreement.

               (b)  If Seller proposes to amend a Schedule
     prior to the Closing Date, Seller shall provide Buyer a copy of the proposed amendment of such Schedule, together with a certificate, duly executed by an executive officer of Seller, setting forth a description of the Intervening Event (including the date on which such Intervening Event occurred) requiring such proposed amendment. Buyer shall in good faith review such proposed amendment and certificate and shall promptly notify Seller in writing whether it accepts or rejects such proposed amendment; provided, however, that Buyer may not reject any such proposed amendment unless Buyer determines, in its good faith reasonable judgment, that without such proposed amendment, the applicable representation and warranty would not be true, complete and correct (if such representation and warranty is qualified as to materiality) or would not be true, complete and correct in all material respects (if such representation and warranty is not qualified as to materiality). If Buyer accepts such proposed amendment, then the applicable Schedule and the related representation and warranty shall be amended to reflect such proposed amendment, effective as of the date of Buyer's acceptance. If Buyer rejects such proposed amendment, then Buyer may, by written notice to Seller, terminate this Agreement pursuant to Section 9.1(d). Any notice of rejection provided by Buyer hereunder must be accompanied by a certificate, duly executed by a director of Buyer, setting forth the basis for such rejection.

                      ARTICLE VIII

                    INDEMNIFICATION

               SECTION 8.1.  Survival of Representations, etc.
     All representations and warranties contained in Articles III and IV or made pursuant thereto shall not be affected by any right of investigation by the parties or any knowledge of facts determined in accordance therewith, and shall survive the Closing until the date that is the first anniversary of the Closing Date except that (a) the representations and warranties in Sections 3.8, 3.9, 3.10, 3.13, 3.15, 3.19, 3.21, and
     3.27 shall survive the Closing until May 31, 1995 and (b) the representations and warranties in Section 3.14 shall survive the Closing until the expiration of the applicable statutes of limitation and (c) the representations and warranties in Sections 3.5, 3.26 and 4.5 shall survive the Closing and continue indefinitely. No action for indemnification under this
     Article VIII may be brought with respect to such representations and warranties after the expiration dates indicated in the preceding sentence unless, prior to the date such representations and warranties expire, the party seeking indemnification has notified in reasonable detail the party from whom indemnification is sought of a claim for indemnity hereunder.

               SECTION 8.2.  Indemnification.

               (a) Subject to Sections 3.30, 8.1 and 8.2(b) and further subject (without limitation) to Section 6.2 of the Tax Indemnification Agreement, and as limited by Sections 8.2(a)(4) and 8.2(a)(5), from and after the Closing, Seller agrees to indemnify Buyer, Parent and the Company against, and hold Buyer, Parent and the Company harmless from, any damage (including punitive damages and treble damages), claim, liability or expense, including interest, fines, penalties and reasonable attorneys' fees, in each case whether incurred in connection with a final judgment, award or disposition of the matter or settlement (collectively "Damages"), arising out of:

                    (1)  the breach of any representation
               or warranty of Seller that survives the Closing for such period of survival as provided in Section 8.1 and the breach of any covenant or agreement of Seller contained in this Agreement, provided, that in no event shall Seller have any liability with respect to the conversion of the Shares into warrants to bearer;

                    (2)  the contribution by Seller to the
               Company (more fully described in Section 3.26);

                    (3)  the Company's ownership or
               leasehold interest in any real property, including any Damages relating to pollution, human health and safety or protection of the environment;

                    (4)  those lawsuits consolidated by
               order of the Judicial Panel on Multidistrict Litigation and known as the Insurance Antitrust Litigation, brought against the Company by any State attorneys general or private plaintiffs alleging violations by the Company of United States Federal or State antitrust laws during the period prior to the Closing Date, provided, that Seller's indemnification obligation for such matters shall be limited to money Damages
               (including cash required of the Company in order to fund any reinsurance entity separate from the Company established under any settlement or final award or adjudication or other final disposition (a "Reinsurance Provider")) and all fees and expenses incurred by plaintiffs' counsel to the extent the Company is liable therefor but in no event shall include any loss of business or consequential damages or damages resulting from any change in the manner in which the business of the Company is operated as a result of such settlement, final award, adjudication or other final disposition, and, provided, further, that Seller shall, at its option, either (A) acquire any shares or other ownership interest in any Reinsurance
               Provider that the Company or any of its Affiliates would otherwise be required to acquire in connection with any such settlement, final award, adjudication or other final disposition or (B) indemnify the Company for any Damages arising out of the Company's acquisition of such ownership interests, provided that in the case of clause (B) above, Seller shall receive all benefits associated with any such ownership interests;
               and

                    (5)  any judgment after final
               adjudication or settlement, with specific damages awarded or agreed to against M.A.J. Hayden under the first, second, and fifth counts of the complaints of New England Reinsurance Corporation in the pending lawsuits captioned New England Reinsurance
               Corporation v. Palange & Associates, Inc. et al. (Commonwealth of Massachusetts Superior Court,
               Suffolk, Docket Nos. 90-4383 and 90-1926) and in any subsequent actions brought against M.A.J. Hayden by private plaintiffs, arising out of the same facts and only for the same allegations; it being understood that to the extent that the Company has indemnified M.A.J.
               Hayden for such liability, and/or to the extent of any judgment after final adjudication or settlement, with specific damages awarded or agreed to against the Company under the aforesaid counts or allegations solely for its vicarious liability for the alleged actions of M.A.J. Hayden, the Seller shall indemnify the Company. Reasonable attorneys' fees for joint counsel and defense costs and expenses in connection with the above counts or allegations shall be apportioned to the Seller on the same basis that the specific damages finally awarded or agreed to against M.A.J. Hayden and/or the Company for such vicarious liability on those counts or allegations bear to the specific damages finally awarded or agreed to against the Company for its direct liability under such counts or allegations and under all other counts or allegations. Parent and Buyer shall (and shall cause the Company to) use reasonable commercial efforts to obtain the cooperation of M.A.J.
               Hayden in the defense of such lawsuits.

               (b)  In addition to the limitations set forth in	Section
	       8.2(a), Seller's indemnification obligation shall be limited as follows:

                    (1)  the amount of any Damages to be
               indemnified by Seller under this Section 8.2 or Sections
               7.1 or 8.4 shall be reduced by an amount (the "Buyer
               Tax Benefit") equal to the excess of (A) the amount of Taxes that would have been payable in a taxable year by Buyer, Parent or the Company, as the case may be, if Buyer, Parent or the Company had not incurred the Damages over (B) the Taxes actually payable by Buyer, Parent or the Company, as the case may be, in such taxable year, provided, that the Buyer Tax Benefit shall include any refund or reduction of Taxes actually received or realized from the incurrence of the Damages;

                    (2)  the amount of any Damages to be
               indemnified by Seller under this Section 8.2 or Sections
               7.1 or 8.4 shall be reduced by the net amount that Buyer, Parent or the Company, as the case may be, recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or third party liable for such Damages provided, that Buyer, Parent, or the Company, as the case may be, shall not be obligated to request, pursue or obtain such insurance or third party proceeds prior to receiving indemnification proceeds from Seller, and provided, further, that to the extent that Seller makes any indemnification payment to Buyer, Parent or the Company, Seller shall be subrogated to the rights of Buyer, Parent or the Company, as the case may be, to obtain such insurance or third party proceeds, and, upon its receipt of the full amount of the indemnification payment owing hereunder with respect to such matter, Buyer, Parent or the Company, as the case may be, shall assign all such rights to Seller (it being understood that if such rights are not assignable, then Buyer, Parent or the Company, as the case may be, will cooperate with Seller to the extent reasonably requested in order to pursue such subrogated rights);

                    (3)  Buyer, Parent and the Company
               shall be entitled to indemnification for Damages under this Section 8.2 only when the aggregate of all such Damages exceeds US $1,000,000 (in which event Buyer, Parent and the Company shall be entitled to indemnification for such Damages in excess of US $500,000), provided, that the limitations set forth in this subparagraph (b)(3) shall not (subject to subparagraph (b)(5) below) limit any claim for indemnification under the Tax Indemnification
               Agreement (which is made in accordance with the terms thereof) even though the matter that resulted in such claim also resulted in a breach of Section 3.14;

                    (4)  Seller's aggregate liability under
               this Section 8.2 shall not exceed US $50,000,000, provided, that the limitations or indemnification for Damages set forth in this subparagraph (b)(4) shall not (subject to subparagraph (b)(5) below) limit any claim for indemnification under the Tax Indemnification Agreement (which is made in accordance with the terms thereof) even though the matter that resulted in such claim also resulted in a breach of Section 3.14; and

                    (5)  Seller shall not be liable for
               duplicative indemnification payments under the Transaction Documents. In the event that Buyer could proceed against Seller either in relation to any of the matters contained in Section 3.14 hereof or under the Tax Indemnification Agreement in respect of the same matter and chooses to proceed under Section 3.14, Buyer shall not be entitled to any greater recovery than it would have been entitled to if it had proceeded under the Tax Indemnification Agreement.

               (c) Subject to Section 8.2(d), from and after the Closing, Buyer and Parent (jointly and severally) agree to indemnify Seller and its Affiliates and to cause the Company to indemnify Seller and its Affiliates against and hold Seller and its Affiliates harmless, from any Damages (1) arising out of the breach of any representation or warranty of Buyer or Parent that survives the Closing for such period of survival as provided in Section 8.1, and the breach of any covenant or agreement of Buyer or Parent contained in this Agreement, and (2) any liability (other than liability relating to Taxes) arising solely from the events and occurrences described in
     Section 3.10 of the Tax Indemnification Agreement.

               (d)  In addition to the limitations set forth in
     Section 8.2(c), the Buyer's and Parent's indemnification obligations shall be limited as follows:

                    (1)  the amount of any Damages to be
               indemnified by Buyer and Parent under this Section 8.2 shall be reduced by an amount (the "Seller Tax
               Benefit") equal to the excess of (A) the amount of Taxes that would have been payable in a taxable year by Seller if Seller had not incurred the Damages over
               (B) the Taxes actually payable by Seller in such taxable year, provided, that the Seller Tax Benefit shall include any refund or reduction of Taxes actually received or realized from the incurrence of the Damages;

                    (2)  the amount of any Damages to be
               indemnified under this Section 8.2 shall be reduced by the net amount that Seller or its Affiliates recovers (after deducting all attorneys' fees, expenses, and other costs of recovery) from any insurer or third party liable for such Damages, provided, that Seller or its Affiliates shall not be obligated to request, pursue or obtain such insurance or third party proceeds prior to enforcing or receiving indemnification proceeds from Buyer and/or Parent, and provided, further, that to the extent that Buyer makes any indemnification payment to Seller or its Affiliates, Buyer or Parent shall be subrogated to the rights of Seller or its Affiliates, as the case may be, to obtain such insurance or third party proceeds and, upon its receipt of the full amount of the indemnification payment owing hereunder, with respect to such matter, Seller or its Affiliates, as the case shall be, shall assign all such rights to Buyer or Parent (it being understood that if such rights are not assignable, then Seller or its Affiliates, as the case may be, will cooperate with Buyer and Parent to the extent reasonably requested in order to pursue such subrogated rights);

                    (3)  Seller shall be entitled to
               indemnification for Damages under this Section 8.2 only when the aggregate of all such Damages exceeds
               US $1,000,000 (in which event Seller shall be entitled to indemnification for such Damages in excess of US $500,000);

                    (4)  the aggregate liability of Buyer and
               Parent under this Section 8.2 shall not exceed
               US $50,000,000; and

                    (5)  Buyer and Parent shall not be
               liable for duplicative indemnification payments under the Transaction Documents.

               SECTION 8.3.  Indemnification Procedures.

               (a) This Section 8.3 shall not apply to claims relating to Tax matters (Section 3.14) or to LUC
     Indemnification (Section 8.4) or to claims under the Tax Indemnification Agreement, the procedures relating to such issues being set forth in the respective Section of this Agreement or in the Tax Indemnification Agreement, as the case may be. Upon any Person entitled to be indemnified under Section 8.2 (the "Indemnified Person") receiving notice of any claim or the commencement of any action, or otherwise becoming aware of a fact, condition or event for which indemnification is provided under Section 8.2, the Indemnified Person will reasonably promptly notify the Person from whom indemnification is sought (the "Indemnifying Person") in writing of such fact, condition or event, but in any event within ten (10) days after such Indemnified Person has actual knowledge of the facts constituting the basis for indemnification; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Person of its indemnification obligations hereunder unless such failure materially prejudices the ability of such Indemnifying Person to contest such Damages. If such fact, condition or event is the assertion of a claim or the bringing of any action or proceeding by a third party, then the Indemnifying Person will be entitled to participate in or take charge of the defense or investigation of such claim, action or proceeding (or that part of any claim, action or proceeding for which indemnification is being provided) with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person and its counsel shall proceed with diligence and in good faith with respect thereto. If such fact, condition or event involves a dispute or review by any Governmental
     Authority or Tax Authority or could affect the Indemnified Person's relationship with any Governmental Authority or Tax Authority, then the Indemnifying Person shall regularly consult with the Indemnified Person regarding the Indemnifying
     Person's course of action. After notice to the Indemnified Person of the Indemnifying Person's election to assume the defense or investigation of any such claim, action or proceeding or part thereof (as the case may be), the Indemnifying Person shall not be liable to the Indemnified
     Person under this Article VIII for any legal or other expenses in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnified Person shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding or part thereof (as the case may be) if (1) the Indemnified Person has reasonably concluded that use of counsel of the Indemnifying Person's choice could reasonably be expected to give rise to a conflict of interest (in which event the Indemnifying Person shall bear one-half (.5) of the expenses of such separate counsel) or (2) the Indemnifying
     Person shall not have employed counsel to represent the Indemnified Person within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding (in which event the Indemnifying Person shall bear all the reasonable expenses of such separate counsel). In the event that an Indemnifying Person elects not to assume the defense of a claim, action or proceeding or part thereof (as the case may be), the Indemnified Person and its counsel shall proceed with diligence and in good faith with respect thereto and the Indemnifying Person will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Persons with respect to such claim, action or proceeding unless the Indemnified Person has reasonably concluded that use of one counsel would reasonably be expected to give rise to a conflict of interest between such Indemnified Person and any other of such Indemnified Persons with respect to such claim or part thereof (as the case may be) in which event the Indemnifying Person shall bear one-half (.5) of the expenses of such additional counsel. The parties hereto agree to render to each other such assistance as may be reasonably requested in order to insure the proper and adequate defense of any such claim, action or proceeding.

               (b) If the Indemnifying Person has elected to assume the defense or investigation of any claim, action or proceeding or part thereof pursuant to Section 8.3(a), the Indemnifying Person shall be entitled to settle or compromise such claim, action or proceeding or part thereof; provided, however, that any such settlement or compromise involving the imposition of equitable remedies or involving the imposition of any material obligations on the Indemnified Person other than financial obligations for which such Indemnified Person shall be indemnified hereunder shall require the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld). If the Indemnifying Person elects not to assume the defense of a claim, action or proceeding or part thereof (as the case may be) pursuant to Section 8.3(a), the Indemnified Person shall be entitled to settle or compromise such claim, action or proceeding or part thereof (as the case may be) only with the consent of the Indemnifying Person (which consent shall not be unreasonably withheld). If the Indemnified Person is represented by separate counsel pursuant to Section 8.3(a), such settlement or compromise shall be effected only with the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld). No Indemnifying Person shall be required to consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation. Whenever the Indemnified Person or the Indemnifying Person either receives or makes a firm offer to settle a claim for which indemnification is sought under Section 8.2, it shall promptly notify the other of such offer. If the Indemnifying Person refuses to accept such offer within ten (10) Business Days after receipt of such offer (or of notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the Indemnifying Person's indemnity contained in Section 8.2, the Indemnified Person shall be indemnified pursuant to the terms hereof. If the Indemnifying Person notifies the Indemnified Person in writing that the Indemnifying Person desires to accept such offer, but the Indemnified Person refuses to accept such offer within ten (10) Business Days after receipt of such notice, the Indemnified Person may continue to contest such claim and, in such event, the total maximum liability of the Indemnifying Person to indemnify or otherwise reimburse the Indemnified Person hereunder with respect to such claim shall be limited to, and shall not exceed, the amount of such offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnifying Person desires to accept such offer; provided, however, that this sentence shall not apply to any settlement of any claim involving the imposition of equitable remedies or to any settlement imposing any material obligations on such Indemnified Person other than financial obligations for which such Indemnified Person will be indemnified hereunder.

               SECTION 8.4.  LUC Indemnification.

               (a)  As used in this Agreement:

                    (1) "LUC Benefits" means the aggregate value, net of all Taxes thereon, of all amounts or benefits in money or money's worth for the time being received by the
		Company:

                         (A)  under or by virtue of the
                    Shareholders Agreement (as defined in Section 8.4(a)(2)(A)(ii)(I)) or any documents entered into by the Company pursuant thereto or the membership of or the holding by the Company of any shares or securities in Market Building Limited ("MBL") other than any such shares or securities voluntarily acquired by the Company after the date hereof; and

                         (B)  by virtue of the Company
                    securing one or more underleases of
                    accommodation in Number 3 Minster Court
                    London EC3 (also known as the London
                    Underwriting Centre ("LUC"))
                    ("Accommodation") on rental or other terms more favorable to the Company (by virtue of its status as a shareholder in MBL or its participation in the Shareholders Agreement) than would have been available in the open market to a non-shareholder in MBL in respect of a similar underlease of similar accommodation space granted at the same time as the relevant underlease (it being acknowledged that the terms currently proposed by MBL on which the Company is proposing to take an underlease of Suite 1/2 in the LUC are no more favorable to the Company than those available in the open market to a non-shareholder in MBL) unless at the time of the grant of the relevant underlease the only shares in MBL held by the Company are shares voluntarily acquired by the Company after the date hereof; and

                         (C)  being the net proceeds of
                    sale arising from a disposal of (i) the shares in MBL which are owned by the Company as at the date hereof less their value as of the date of this Agreement which is agreed at UK 10,000 and
                    (ii) any other shares in MBL acquired by the Company other than any voluntarily acquired by the Company after the date hereof; and

                         (D) amounts received by the Company under any sub-underlease of Excess Space (as defined below);

               provided, however, that in the case of any benefit not comprising the receipt by the Company of cash the value of such benefit shall not be treated as having been received by the Company until such benefit shall have been realized by the Company and the value of such benefit shall be the value realized by the Company in respect thereof;

               but does not include:

                         (E)  any amounts or benefits
                    with a value or aggregate value for any calendar year of less than UK 10,000; and

                         (F)  the repayment by MBL of
                    any loan made by the Company to MBL prior to the date hereof and interest paid by MBL on such loan; and

                         (G)  any amounts or benefits
                    arising under or by virtue of any shares or securities in MBL or the ownership thereof which have been voluntarily acquired by the Company after the date hereof or any benefits received by the Company under or by virtue of the Shareholders Agreement at a time when the only shares in MBL owned by the Company are shares voluntarily acquired after the date hereof.

                    (2)  "LUC Liabilities" means:

                         (A)  all sums paid by the
                    Company by virtue of the obligations undertaken or incurred by the Company pursuant to:

                         (i)  any guarantee or similar
                         assurance given by the Company, or
                         required to be given by the Company,
                         pursuant to the Shareholders Agreement
                         or otherwise, in relation to or in
                         connection with the LUC or the
                         construction or fitting out thereof or the supply of goods thereto including:

                               (I)     the guarantee by the
                             Company of the obligations of
                             MBL and/or The London
                             Underwriting Centre Limited
                             contained in the Agreement
                             relating to the development and
                             leasing of the LUC dated 27
                             February 1990 (the "Development
                             Agreement"); and

                               (II)    the guarantee by the
                             Company of the Equipment Lease
                             Agreement dated 28 September
                             1990; and

                               (III)   the guarantee
                             of the Company to be contained in
                             the Lease of the LUC to be
                             granted to MBL pursuant to the
                             Development Agreement; and

                               (IV)    any liability of
                             the Company as tenant or
                             otherwise in the event of the
                             Company or any other guarantor
                             of the said Lease of the LUC
                             (whether alone or with others)
                             being required to accept and take
                             up a new Lease by virtue of its
                             obligations to be contained in the
                             guarantee referred to in sub-
                             paragraph (III) of this Section
                             8.4(a)(2)(A)(i); and

                               (V)     any guarantee or
                             assurance to be given in any
                             sublease of part of the LUC
                             (excluding any such guarantees or
                             assurances given by the Company
                             in relation to any underlease of
                             Accommodation for the use and
                             enjoyment of the Company or any
                             Affiliate and any related or
                             supplemental documentation
                             required to be entered into
                             pursuant to or in conjunction with
                             the grant of such underlease of
                             Accommodation);

                        (ii)   (I)     the Shareholders
                             Agreement dated 13 June 1989
                             relating to MBL as varied and
                             supplemented by a Supplemental
                             Shareholders Agreement dated 27
                             February 1990 and a Second
                             Supplemental Shareholders
                             Agreement dated 13 November
                             1990 (together "the Shareholders
                             Agreement") (save and except for
                             any sublease of Accommodation
                             required to be entered into
                             pursuant to Clause 10 thereof and
                             except for Clauses 11.2 and 12
                             thereof) (including any documents
                             or liabilities the Company may be
                             required to enter into or undertake
                             pursuant to the Shareholders
                             Agreement) or the membership of
                             or the holding by the Company of
                             any shares or securities in MBL
                             (other than any voluntarily
                             acquired by the Company after the
                             date of this Agreement) or any
                             nominee of the Company being a
                             director thereof; and

                               (II)    any sublease of
                             Accommodation (and all liabilities
                             and outgoings associated
                             therewith) required to be entered
                             into pursuant to Clause 10 of the
                             Shareholders Agreement (other
                             than the initial underlease of Suite
                             1/2 in the LUC which the
                             Company is proposing to accept
                             even if a requirement to accept the
                             same shall be made under the said
                             Clause 10); provided, however,
                             that if the Company or any of its
                             Affiliates shall occupy such
                             Accommodation or any part
                             thereof the liabilities and
                             outgoings associated with such
                             Accommodation or the relevant
                             part thereof (duly apportioned pro
                             rata to the net lettable area
                             occupied compared to the total net
                             lettable area thereof) shall be
                             excluded from the LUC Liabilities
                             (any such Accommodation in
                             excess of the requirements of the
                             Company or its Affiliates being
                             herein referred as "Excess Space");

              and the references to the documents and
                   agreements referred to above in this
                   Section 8.4(a)(2)(A) shall be deemed to include references to the same as varied, supplemented or replaced from time to time whether before or after the date hereof;

                        (B)    any unrecovered costs,
                   expenses and liabilities incurred by the Company pursuant to Section 8.4(d) and in connection with performing its obligations under Section 8.4(d)(4) and in enforcing any sub-underlease of Excess Space; and

                        (C)    any liability of the
                   Company for breach of Clause 11.2 of the Shareholders Agreement by virtue of compliance by the Company with the provisions of Section 8.4(e) or Section 8.4(f)(2) or in respect of the Company's agreement herein to take actions which will or may breach the said Clause 11.2 unless such liability arises by virtue of a breach by the Company of Section 8.4(e)(2)(B)(ii);

     provided, however, that there shall be excluded from the LUC Liabilities any amount of Tax to the extent that the Company is able to reclaim the same or claim a credit against any other liability to Tax in its dealings with the relevant Tax Authority.

              (b)  (1)  Notwithstanding and without
              regard to the application of Section 8.1, Seller hereby covenants with Buyer to indemnify the Company against any and all Damages which the Company has incurred but not yet discharged or which the Company incurs in the future under or in connection with the LUC Liabilities;

                   (2)  Buyer hereby covenants with Seller
              to procure the Company to pay to Seller a sum or sums equivalent to the LUC Benefits which the Company receives;

                   (3)  (A)    Payments under
                   paragraphs (1) and (2) above shall be accounted for as set out in Section 8.4(c) below.

                        (B)    In respect of amounts or
                   benefits the aggregate of which for the relevant calendar year is initially less than UK 10,000 but which subsequently exceeds that amount in the relevant calendar year and fall within the definition of LUC Benefits, the full amount of the same then received in the relevant calendar year shall be treated as an LUC Benefit received by the Company in the fiscal quarter in which the Company receives the amount as a result of which the said aggregate exceeds
                   UK 10,000, and subsequent receipts in that calendar year of amounts or benefits in excess of the initial UK 10,000 shall be accounted for as received without reference to the said figure of UK 10,000.

              (c)(1)  At the end of each fiscal quarter, the
     LUC Liabilities incurred by the Company in that quarter and the LUC Benefits received by the Company in that quarter shall be calculated and:

                   (A)  if the LUC Liabilities incurred by
              the Company in that quarter are greater than the LUC Benefits received by the Company in that quarter then Seller shall pay the difference to the Company.

                   (B)  if the LUC Benefits received by
              the Company in that quarter are greater than the LUC Liabilities incurred by the Company in that quarter, then the Company shall pay the difference to Seller.

                   (C)  if the LUC Liabilities incurred by
              the Company in that quarter equal the LUC Benefits received by the Company in that quarter then no payment under this Section 8.4(c) shall be payable in respect of the relevant fiscal quarter.

              (2) The calculations at the end of each fiscal quarter required by Section 8.4(c)(1) shall be produced by the Company and shall be subject to the review of Seller.

              (d) Throughout the duration of the indemnity contained in this Section 8.4, Buyer will procure that the Company will use commercially reasonable efforts to keep to the minimum the amount of the LUC Liabilities and to maximize the LUC Benefits so far as it is reasonably able to do so and that in that connection the Company shall:

                   (1)  as often as Seller reasonably requests
              and so far as it may then be commercially practicable to cause the release of the Company from obligations which may give rise to any future LUC Liabilities and the sale of the Company's shareholding in MBL and any securities of whatever nature issued by MBL to the Company whether as security for any loan made by the Company to MBL or otherwise (excluding any shares or securities voluntarily acquired by the Company after the date of this Agreement), provided that the Company's obligations under this Section 8.4(d)(1) are subject to the terms of the sale being such that the Company receives at least UK 10,000 for the Company's shares in MBL which are held as of the date of this Agreement and a sum equivalent to the amount of any loan and interest payable to the Company as referred to in Section 8.4(a)(1)(F) (or, in the event that and to the extent that such amounts are not paid, Seller shall make good the difference to the Company);

                   (2)  take reasonable steps to pursue	every right of
	      contribution, insurance, claim, right of indemnity, right of set-off or counterclaim and every other right enjoyed by the Company as far as is commercially reasonable which would have the effect of minimizing or reducing the amount of the LUC Liabilities or maximizing or increasing the LUC Benefits;

                   (3)  accept an underlease of Suites 1/2
              in the LUC on the terms offered to other shareholders in MBL for the proposed initial term of approximately five and one-half (5.5) years (and if the Company shall not do so, the liabilities of Seller under this Section 8.4 shall not exceed those which would have arisen had the Company done so); provided that for this purpose the Company shall not be required to accept any underlease for any further terms or occupy any space in the LUC; and

                   (4)  use reasonable efforts to obtain all
              necessary consents to allow any Excess Space to be sub-underlet and to sub-underlet such Excess Space to Seller or as Seller may reasonably require on arms length open market terms and thereafter to enforce the terms of any relevant sub-underlease of Excess Space.

              (e)  (1)  Buyer will procure that the
              Company shall so far as the Company is reasonably able to do so provide Seller upon request with copies of all documents, correspondence, information, accounts, bills or other records relating to the subject matter of this Section 8.4 which are in the possession, custody or power of the Company or to which it may have access (collectively, "Information") and provide Seller with reasonable facilities to inspect the originals of such copies.

                   (2)  (A)    The Company's
                   obligations to provide Information as referred to in Section 8.4(e)(1) above and under Section
                   8.4(f) are subject to the Company's
                   confidentiality obligations under the
                   Shareholders Agreement.

                        (B)   (i)  Seller shall keep
                   confidential all Information supplied by the Company pursuant to this Section 8.4 except insofar as such information is in the public domain (otherwise than by virtue of a breach by Seller of its confidentiality obligations).

                              (ii)      The parties hereto
                   shall (without prejudice to any other
                   confidentiality provision herein contained) keep confidential the existence of the provisions of this Section 8.4(e) and Section 8.4(f) and the fact of disclosure of any Information pursuant to this Section 8.4(e) or Section 8.4(f).

                        (C)   If the Company and Seller
                   so agree (but not otherwise) Buyer will procure that the Company shall use all reasonable efforts to procure that the parties to the Shareholders Agreement agree that the Information may be provided to Seller and for that purpose Seller shall enter into such undertakings as to confidentiality as may be reasonably required.

                        (D)   (i)  In the event that the
                   Company is prevented by process of law from disclosing in whole or in part any Information (and for this purpose the threat of proceedings by any party to the Shareholders Agreement shall be treated as prevention by process of law), Buyer will procure that the Company shall using utmost good faith certify to Seller in writing the amount of any relevant LUC Liabilities and of any LUC Benefits received and shall provide such Information in connection therewith as the Company may lawfully do.

                              (ii) In the event that any
                   error or misstatement shall be found in any certificate provided pursuant to Section 8.4(e)(2)(D)(i) there shall forthwith be made such adjustments of accounts between the parties as shall be found to be necessary.

                        (E)   Seller hereby covenants
                   with Buyer to indemnify the Company on
                   demand against all Damages arising by virtue of
                   (i) any breach of Clause 11.2 of the
                   Shareholders Agreement caused by the
                   disclosure to Seller of any Information pursuant to this Agreement or any matter pursuant to
                   Section 8.4(f) or (ii) its agreement herein to do so.

                   (f)(1)   If the Company is requested or
              makes a proposal to assume any obligation or liability under or by virtue of the Shareholders Agreement or otherwise which would increase the LUC Liabilities by more than UK 10,000 and the Company is not then obliged to assume the same or has voting rights as to whether or not the same shall be assumed, then any additional obligation or liability which the Company assumes pursuant to that request or proposal and which would not otherwise have been incurred shall not form part of the LUC Liabilities unless:

                        (A)   the Company did not vote
                   in favor of assuming the same, or

                        (B)   the Company did vote in
                   favor of assuming the same and either;

                              (i) Seller had agreed or
                   subsequently agrees to the Company so voting or assuming the same; or

                              (ii)     the Company would
                   have been obliged to assume the same even if the Company had not voted in favor of assuming the same.

                   (2)  Notwithstanding the provisions of
                   Section 8.4(e)(1) and without prejudice to the remainder of Section 8.4(e), Buyer will procure that the Company shall disclose to Seller any fact, information, or circumstance known to the Company which is likely to lead to a material increase in the LUC Liabilities.

              (g)  If Seller shall request the Company to
     sell its shares and/or other securities in MBL to Seller or any third party who is ready, willing and able (subject to any pre-emption provision in the Shareholders Agreement or pursuant to the Articles of Association of MBL) to buy the same, Seller shall fully set out in writing the terms on which Seller or the third party is proposing to acquire the same, and the Company may by notice in writing to Seller within twenty-eight (28) days of receipt of the full terms decline to proceed with the sale, in which event:

                   (1)  Buyer will procure that the
                   Company shall on the date of giving the
                   Company's notice pay to Seller the price agreed to be paid by Seller or the third party for the shares or other securities (to the extent that, in the case of the shares in MBL held by the Company as at the date hereof, the price or value exceeds UK 10,000 and, in the case of other securities, the amounts secured thereby (or the payment thereof) form part of the LUC
                   Benefits) and, if Seller had agreed to pay any amount to the third party, Seller shall on that date pay such amount to the Company, and any amount so paid by Seller shall not be treated as part of the LUC Benefits; and

                   (2)  Buyer's obligation to procure the
                   Company to seek to sell the same pursuant to
                   Section 8.4(d)(1) shall cease; and

                   (3)  any amounts or benefits
                   subsequently received by the Company under or by virtue of such shares and/or securities or ownership thereof and any proceeds of disposal thereof shall not form part of the LUC Benefits and may be retained by the Company for its own account; and

                   (4)   Seller's obligations under this
                   Section 8.4 shall thenceforth be construed as if any sums paid under any liabilities arising after the date of the Company's notice under or by virtue of the relevant shares and/or securities or ownership thereof were excluded from the LUC Liabilities; and

                   (5)  (A)   if it was a term of the sale
                   that Seller would procure the release in whole or in part of the Company from any liability and amounts paid by the Company by virtue of that liability would form part of the LUC Liabilities, then any amounts paid by the Company under or by virtue of any such liability, to the extent the same was intended to have been released and which arises after the date of the Company's notice, shall be excluded from the LUC Liabilities.

                        (B)   if it was a term of the sale
                   that the third party would counter-indemnify
                   Seller against its liability to indemnify the Company against LUC Liabilities under this
                   Section 8.4 or any of them, then in relation to LUC Liabilities arising after the date of the Company's notice or the relevant ones thereof which were to be the subject of the counter-indemnity the indemnity contained in this
                   Section 8.4 shall terminate.

                   (6)  any shares or securities which the
              Company shall decline to sell under this Clause 8.4(g) shall be treated for all purposes of this Section 8.4 as shares or securities voluntarily acquired by the Company on the date of the giving of the Company's notice.

                   (7)   to the extent that any LUC
              Benefits derive from or are attributable to either:

                        (A)   shares or securities
                   retained by the Company pursuant to this Clause
                   8.4(g) or

                        (B)   any obligations of the
                   Company, sums paid in relation to which would but for the operation of this Clause 8.4(g) have formed part of the LUC Liabilities or been the subject of Seller's indemnity

         Buyer's obligations to procure the Company to account for such LUC Benefits shall cease.

              SECTION 8.5.    Indemnification Payments.
     Notwithstanding any other provisions of this Agreement to the contrary, all payments due from Seller in respect of Seller's indemnification obligations under this Agreement or any of the Transaction Documents shall be paid to Buyer. Such payments shall be treated by Seller and Buyer as a reduction in the purchase price payable under this Agreement.


                       ARTICLE IX

                     MISCELLANEOUS

              SECTION 9.1.  Termination.  This Agreement
     may be terminated at any time prior to the Closing Date:

              (a) by mutual agreement in writing of Buyer, Parent and Seller;

              (b)  by either Buyer or Seller upon written
     notice to the other parties (1) if the Closing shall not have occurred by September 30, 1993 or such later date as the parties shall have agreed to in writing, provided that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination, or (2) if any Governmental Authority shall have issued an injunction, decree or order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing;

              (c)  by Buyer if there has been a breach by
     Seller of any representation, warranty, covenant or agreement set forth in this Agreement that is qualified as to materiality or a material breach by Seller of any representation, warranty, covenant or agreement that is not so qualified, and such breach shall not have been corrected or cured to the reasonable satisfaction of Buyer within ten (10) Business Days after Buyer has provided written notice thereof to Seller;

              (d) by Buyer if it rejects a proposed amendment of a Schedule pursuant to Section 7.10;

              (e)  by Seller if there has been a breach by
     Buyer or Parent of any representation, warranty, covenant or agreement set forth in this Agreement that is qualified as to materiality or a material breach of any representation, warranty, covenant or agreement that is not so qualified and such breach shall not have been corrected or cured to the reasonable satisfaction of Seller within ten (10) Business Days after Buyer or Parent has provided written notice thereof to Seller;

              (f)  by Buyer not later than the first Business
     Day following the Initial Due Diligence Period if Buyer is not satisfied, in its sole discretion, with its due diligence investigation of the Company pursuant to Section 5.4; and

              (g) by either Buyer or Seller if Buyer fails to obtain the letters described in Section 5.7 by the Commitment Date.

              SECTION 9.2.  Effect of Termination.  In the
     event of the termination of this Agreement by Buyer, Parent or Seller as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Parent or Seller or their respective directors, officers or Affiliates; provided, however, that, notwithstanding a termination of this Agreement, the provisions of Section 5.4 (relating to the obligation of Buyer and Parent to keep confidential and not to use certain information and data obtained by them from the Company), and Sections 7.3 and 7.4, shall continue in full force and effect.

              SECTION 9.3.  Consent to Jurisdiction and
     Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any United States Federal court located in the Southern District of New York, State of New York, and each party hereto agrees not to assert as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding. Buyer and Parent hereby appoint LeBoeuf, Lamb, Leiby & MacRae, Attention:
     Alexander M. Dye, at its offices at 125 West 55th Street, New York, New York 10019, or its offices at such other address in New York, New York, as it hereafter furnishes to the parties to this Agreement, as their authorized agent to accept and acknowledge on such parties' behalf service of any and all process that may be served in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given properly pursuant to the United States Federal Rules of Civil Procedure or other applicable rules. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New
     York.

              SECTION 9.4.  Notices.  Unless otherwise
     provided herein, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when received, if delivered personally or telecopied on a Business Day during normal business hours
     (at the place of receipt) (with confirmation of receipt thereof immediately thereafter) at the address or telecopy number designated below or (b) on the second Business Day following the date of delivery to an internationally recognized overnight courier, if so delivered and marked for overnight (or the most expediently available) delivery and fully prepaid, in each case, addressed as follows:

              if to Buyer:

              Unionamerica Acquisition Company Ltd.
              77 Gracechurch Street
              London EC3V 0DA
              England
              Telephone:  071-548-5987
              Telecopy:   071-621-1105
              Attention:  Peter J. Cooper

              if to Parent:

              Unionamerica Holdings Ltd.
              77 Gracechurch Street
              London EC3V 0DA
              England
              Telephone:  071-548-5987
              Telecopy:   071-621-1105
              Attention:  Peter J. Cooper

              in either case with copies to:

              International Insurance Advisors, Inc.
              33 Whitehall Street - 27th Floor
              New York, New York  10004
              U.S.A.
              Telephone:  (212) 487-3647
              Telecopy:  (212) 487-3894
              Attention:  Paul H. Warren

              Oak Hill Partners
              Park Avenue Tower
              65 East 55th Street
              New York, New York  10022
              U.S.A.
              Telephone:  (212) 326-1500
              Telecopy:  (212) 754-5685
              Attention:  Jeffrey H. Freed

              LeBoeuf, Lamb, Leiby & MacRae
              125 West 55th Street
              New York, New York  10019-5389
              U.S.A.
              Telephone: (212) 424-8000
              Telecopy:  (212) 424-8500
              Attention:  Alexander M. Dye, Esq.

              if to Seller:

              The Continental Corporation
              180 Maiden Lane - 40th Floor
              New York, New York  10038
              U.S.A.
              Telephone: (212) 440-3000
              Telecopy:  (212) 440-7982
              Attention: Chief Financial Officer

              with copies to:

              The Continental Corporation
              180 Maiden Lane - 40th Floor
              New York, New York  10038
              U.S.A.
              Telephone:  (212) 440-3000
              Telecopy:   (212) 440-7982
              Attention:  General Counsel

              Debevoise & Plimpton
              875 Third Avenue
              New York, New York 10022
              U.S.A.
              Telephone:  (212) 909-6000
              Telecopy:  (212) 909-6836
              Attention:  Deborah F. Stiles, Esq.

              Lovell White Durrant
              65 Holborn Viaduct
              London EC1A 2DY
              England
              Telephone:  071-236-0066
              Telecopy:   071-248-4212
              Attention:  John T. Young, Esq.

     Any party may, from time to time, by five (5) days' notice given in accordance with this Section 9.4 to the other parties, designate another address or person for receipt of notices hereunder.

              SECTION 9.5.  Entire Agreement; No Third
     Party Beneficiaries. This Agreement (together with the exhibits and schedules hereto, the other Transaction
     Documents, and the Confidentiality Agreement) (a) contains the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto, and (b) except as set forth in Section 7.5 or as otherwise expressly specified herein, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

              SECTION 9.6.  Waivers and Amendments; Non-
     Contractual Remedies; Preservation of Remedies.  This
     Agreement may be amended, modified or supplemented, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other Contract between the parties) as to which there is no inaccuracy or breach.

              SECTION 9.7.  Payments and Currency.

              (a)  Any and all amounts payable hereunder,
     whether at the Closing or otherwise, shall be paid to the appropriate party in United States dollars. No payment obligation hereunder shall be discharged by amounts paid in another currency.

              (b) If (1) any monies owing under or pursuant to this Agreement are received or recovered by one party hereunder from any other party hereunder in a currency other than United States dollars or (2) any judgment, settlement or final adjudication of amounts owing under or pursuant to this Agreement by one party hereunder to any other party hereunder is denominated in a currency other than United
     States dollars, then such monies, judgment, settlement or final adjudication shall be converted into United States dollars at the New York foreign exchange selling rate applicable to trading among banks in amounts of US $1,000,000 or more (as quoted at 3:00 p.m. Eastern time) as set forth in The Wall Street Journal (Eastern Edition) with respect to the date on which such monies are received or recovered or the date on which payment pursuant to such judgment, settlement or final adjudication is due and owing.

              (c) If any of the monetary amounts specified in Articles III, IV or V of this Agreement must be converted from United States dollars to pounds sterling (or vice versa), then such amounts shall be converted at the New York foreign exchange selling rate applicable to trading among banks in amounts of US $1,000,000 or more (as quoted at 3:00 p.m. Eastern time) as set forth in the July 1, 1993 edition of The Wall Street Journal (Eastern Edition) with respect to
     June 30, 1993.

              SECTION 9.8.  Binding Effect; No Assignment.
     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement shall not be assigned, in whole or in part, by any party hereto.

              SECTION 9.9.  Severability.  If at any time any
     provision of this Agreement is or becomes illegal, invalid, void or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity, or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby, the remainder of the provisions of this Agreement shall remain in full force and effect. The parties shall endeavor in good faith negotiations to replace any invalid, illegal, void or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to the invalid, illegal, void or unenforceable provision.

              SECTION 9.10.  Counterparts.  This Agreement
     may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

              SECTION 9.11.  Interpretation.  The Exhibits
     and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context otherwise requires. The table of contents and headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. The phrase "to the knowledge of Seller" or any similar phrase shall be deemed to refer to the knowledge of any of the senior officers of Seller or the Company, in each case, who were involved in the negotiation of this Agreement or the preparation of any of the Schedules, with such officers being deemed to have made reasonable inquiry of the appropriate personnel of Seller, the Company and other relevant Affiliates of Seller with respect to the matter in question. The definitions of terms in this Agreement shall be applicable to both the singular and the plural forms of the terms defined where either such form is used in this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."
     The word "herein," "hereof" and "hereunder," and other words of similar import, refer to this Agreement as a whole and not to any particular Section or clause. The adoption of the various monetary amounts as de minimis or maximum levels
     (such as in Sections 5.1 and 5.2) or as a criterion resulting in certain occurrences (such as in Section 7.4) is not intended by the parties to be, and should not be construed as, an indication of immateriality or materiality for purposes of any of the Transaction Documents.

              SECTION 9.12.  Governing Law.  THIS
     AGREEMENT SHALL BE GOVERNED BY AND
     CONSTRUED AND ENFORCED IN ACCORDANCE WITH
     THE LAWS OF THE STATE OF NEW YORK WITHOUT
     REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

              SECTION 9.13.  Waiver of Jury Trial.  Each
     party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with any of the Transaction
     Documents. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into the Transaction Documents by, among other things, the mutual waivers and certifications in this Section 9.13.

              IN WITNESS WHEREOF, Buyer, Parent and
     Seller have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.


     UNIONAMERICA ACQUISITION COMPANY LTD.



     By:  /s/Paul H. Warren
          Name:
          Title:  Director


     UNIONAMERICA HOLDINGS LTD.



     By:  /s/Paul H. Warren
          Name:
          Title:  Director


     THE CONTINENTAL CORPORATION




     By:  /s/John F. Kirby
          Name:
          Title:  Senior Vice President